UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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Marlin Business Services Corp.

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MARLIN BUSINESS SERVICES CORP.

300 Fellowship Road

Mount Laurel, NJ 08054

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 18, 2017

To the Shareholders of Marlin Business Services Corp.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Marlin Business Services Corp. (the “Corporation”), a Pennsylvania corporation, will be held on May 18, 2017, at 9:00 a.m. at the Westin Mount Laurel, 555 Fellowship Road, Mount Laurel, New Jersey, 08054, for the following purposes:

1.	To elect a Board of Directors of seven (7) directors to serve until the next annual meeting of shareholders of the Corporation and until their successors are elected and qualified;

2.	To hold an advisory vote on the compensation of the Corporation’s named executive officers, as described in the Proxy Statement under “Executive Compensation”;

3.	To hold an advisory vote on the frequency of future advisory votes regarding the compensation of the Corporation’s named executive officers;

4.	To ratify the appointment of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed April 3, 2017, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

By order of the Board of Directors

/s/ EDWARD R. DIETZ
Edward R. Dietz
Secretary

Your vote is important, regardless of the number of shares you own. Even if you plan to attend the meeting, please date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and return it promptly in the enclosed envelope. A proxy may be revoked before exercise by notifying the Secretary of the Corporation in writing or in open meeting, by submitting a proxy of a later date or attending the meeting and voting in person.

Dated: April 17, 2017

Important Notice Regarding Availability of Proxy Materials for the

Annual Meeting to be Held on May 18, 2017.

The Proxy Statement and Annual Report to Shareholders are available at

https://materials.proxyvote.com/571157

MARLIN BUSINESS SERVICES CORP.

300 Fellowship Road

Mount Laurel, NJ 08054

Proxy Statement

Introduction

This Proxy Statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Marlin Business Services Corp. (the “Corporation”), a Pennsylvania corporation, to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) of the Corporation to be held on Thursday, May 18, 2017, at 9:00 a.m., at the Westin Mount Laurel, 555 Fellowship Road, Mount Laurel, New Jersey, 08054, or at any adjournment or postponement thereof, for the purposes set forth below:

1.	To elect a Board of Directors of seven (7) directors to serve until the next annual meeting of shareholders of the Corporation and until their successors are elected and qualified;

2.	To hold an advisory vote on the compensation of the Corporation’s named executive officers, as described in the Proxy Statement under “Executive Compensation”;

3.	To hold an advisory vote on the frequency of future advisory votes regarding the compensation of the Corporation’s named executive officers;

4.	To ratify the appointment of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

This Proxy Statement and related proxy card have been mailed on or about April 17, 2017, to all holders of record of common stock of the Corporation as of the record date. The Corporation will bear the expense of soliciting proxies. The Board of Directors of the Corporation has fixed the close of business on April 13, 2017, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. The Corporation has only one class of common stock, of which there were 12,568,004 shares outstanding as of April 1, 2017.

Proxies and voting procedures

Each outstanding share of common stock of the Corporation will entitle the holder thereof to one vote on each separate matter presented for vote at the Annual Meeting. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting who are appointed by the Corporation.

You can vote your shares by properly executing and returning a proxy in the enclosed form. The shares represented by such proxy will be voted at the Annual Meeting and any adjournment or postponement thereof. If you specify a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all of the director nominees named in the Proxy Statement; for the adoption, on an advisory basis, of the resolution approving the compensation of the Corporation’s named executive officers, as described in the Proxy Statement under “Executive Compensation”; for the selection, on an advisory basis, of a frequency of every year for future shareholder votes on the compensation of the Corporation’s named executive officers; for the ratification of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2017; and in accordance with the judgment of the persons named as proxies with respect to any other matter which may come before the meeting. If you are the shareholder of record, you can also choose to vote in person at the Annual Meeting.

A proxy may be revoked before exercise by notifying the Secretary of the Corporation in writing or in open meeting, by submitting a proxy of a later date or attending the meeting and voting in person. You are encouraged to date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon and promptly return it to the Corporation.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee, who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct how your broker votes your shares. You are also invited to attend the meeting. However, because you are not the shareholder of record, you may not vote your street name shares in person at the Annual Meeting unless you obtain a proxy executed in your favor from the holder of record. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee to vote your shares.

Quorum and voting requirements

The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on each matter to be voted upon at the meeting will constitute a quorum for the meeting. If, however, the meeting cannot be organized because a quorum is not present, in person or by proxy, the shareholders entitled to vote and present at the meeting will have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine. Those who attend or participate at a meeting that has been previously adjourned for lack of a quorum, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.

The following chart shows the proposals to be acted upon at the Annual Meeting, and the votes needed for the proposals to be adopted.

Proposal		Vote Required for Approval	Effect of Abstentions* on Vote	Broker Discretionary Voting Allowed?	Effect of Broker Non-Vote on Vote
1	Election of directors	Plurality. But if votes “withheld” exceed votes “for” a nominee, then nominee must tender resignation to Board (as described below)	Not applicable	No	No effect
2	Advisory vote on compensation of named executive officers	Majority of votes cast	No effect	No	No effect
3	Frequency of advisory vote on executive compensation	Majority of votes cast	No effect	No	No effect
4	Ratification of appointment of independent registered public accounting firm	Majority of votes cast	No effect	Yes	No effect

*	Note: Abstentions are counted as present for determining whether a quorum is present for each proposal.

At the Annual Meeting, in connection with Proposal 1 to elect directors, you will be entitled to cast one vote for each share held by you for each candidate nominated, but will not be entitled to cumulate your votes. Votes may be cast “for” or “withheld” with respect to each candidate nominated. Directors shall be elected by a plurality of the votes cast, which means that seven (7) director nominees receiving the highest number of votes “for” their election will be elected to the Board of Directors. Votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. However, the Board has adopted a director resignation policy, pursuant to which, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election will, promptly following certification of the shareholder vote, tender his or her resignation to the Board with such resignation expressly stating that it is contingent upon the acceptance of the resignation by the Board. See “Governance of the Corporation—Majority Voting in Director Elections/Director Resignation Policy.”

With respect to Proposal 2 regarding the advisory vote on executive compensation (“say-on-pay” vote), while the Corporation intends to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on the Corporation, the Board of Directors or the Compensation Committee. The Board and Compensation Committee value the opinions of all of the Corporation’s shareholders and will consider the outcome of this vote when making future compensation decisions for the Corporation’s named executive officers.

With respect to Proposal 3 regarding the advisory vote on the frequency of future advisory votes on executive compensation, because the vote is advisory, while the Corporation intends to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on the Corporation, the Board of Directors or the Compensation Committee. The Board and Compensation Committee value the opinions of all of our shareholders and will consider the outcome of this vote when making future decisions on the frequency with which we will hold an advisory vote on executive compensation.

With respect to Proposal 4 regarding the ratification of the appointment of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm, while shareholder approval of this appointment is not required by law, the Corporation’s bylaws (the “Bylaws”) or otherwise, or binding on the Corporation, the Corporation intends to carefully consider the voting results of this proposal. The Corporation believes that its shareholders should be given the opportunity to express their views on the Corporation’s external financial accounting and therefore is submitting this matter to shareholder vote as a matter of good corporate practice. If the shareholders do not ratify the appointment of Deloitte as the Corporation’s independent auditor, the Audit and Risk Committee will consider this vote in determining whether to continue the engagement of Deloitte as its independent auditor.

Generally, broker non-votes occur when shares held by a broker, bank or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal. A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. With respect to Proposal 4 regarding ratification of the Corporation’s independent registered public accounting firm, your broker, bank or other nominee may vote your shares without receiving voting instructions, because the auditor ratification proposal is considered routine.

On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, such as the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 2), or the advisory vote on the frequency of the advisory vote on compensation of our named executive officers (Proposal 3).

In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your broker, bank or other nominee was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Based on recent regulatory changes, your broker, bank or other nominee is no longer able to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your broker, bank or other nominee how to vote in the election of directors, no votes will be cast on your behalf. Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business, but will not be counted for purposes of determining the number of shares represented and voted with respect to an individual proposal, and therefore will have no effect on the outcome of the vote on an individual proposal. Thus, if you do not give your broker specific voting instructions, your shares will not be voted on these “non-routine” matters and will not be counted in determining the number of shares necessary for approval.

As to all other matters properly brought before the meeting, the majority of the votes cast at the meeting, present in person or by proxy, by shareholders entitled to vote thereon will decide any question brought before the Annual Meeting, unless the question is one for which, by express provision of statute or of the Corporation’s Articles of Incorporation or Bylaws, a different vote is required. Generally, abstentions and broker non-votes on these matters will have no effect on the vote because under Pennsylvania law abstentions and broker non-votes are not considered votes cast. Broker non-votes and abstentions will be counted, however, for purposes of determining whether a quorum is present.

Board Recommendations

At the Annual Meeting, the Board of Directors recommends that the shareholders vote:

•	“FOR” Proposal 1: the election of John J. Calamari, Lawrence J. DeAngelo, Scott Heimes, Jeffrey A. Hilzinger, Matthew J. Sullivan, J. Christopher Teets and James W. Wert to serve on the Board of Directors until the next annual meeting of shareholders and until their successors are elected and qualified;

•	“FOR” Proposal 2: the adoption of the resolution indicating approval, on an advisory basis, of the compensation of the Corporation’s named executive officers;

•	With respect to Proposal 3: that an advisory vote to approve the compensation of the Corporation’s named executive officers be held “EVERY YEAR”; and

•	“FOR” Proposal 4: the ratification of the appointment of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for 2017.

Governance of the Corporation

Board of Directors

Currently, the Board of Directors of the Corporation (the “Board of Directors” or the “Board”) has seven (7) members. The Board has affirmatively determined that John J. Calamari, Lawrence J. DeAngelo, Scott Heimes, Matthew J. Sullivan, J. Christopher Teets and James W. Wert are each independent directors. This constitutes more than a majority of our Board of Directors. Only independent directors serve on our Audit and Risk Committee, Compensation Committee and Nominating and Governance Committee. The standards applied by the Board in affirmatively determining whether a director is “independent” are those objective standards set forth in the listing standards of the Nasdaq Stock Market LLC (“NASDAQ”). Mr. DeAngelo, a non-employee independent director, serves as the Chairman of the Board. He was elected to that position in June 2014. The Board is responsible for ensuring that independent directors do not have a material relationship with the Corporation or any of the Corporation’s affiliates or any of our executive officers or their affiliates.

Board Independence

It is the policy of the Board and NASDAQ’s rules require listed companies to have a board of directors with at least a majority of independent directors, as defined under NASDAQ’s Marketplace Rules. The Board has affirmatively determined that each member of our Board is an independent director, and all standing committees of the Board are composed entirely of independent directors, in each case under NASDAQ’s independence definition. The NASDAQ independence definition includes a series of objective tests, such as that the director is not an employee of the Corporation and has not engaged in various types of business dealings with the Corporation. In addition, the Board has made a subjective determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the Corporation with regard to each director’s business and other activities as they may relate to the Corporation and the Corporation’s management.

Board Leadership Structure

The Board believes that separating the roles of Chairman of the Board and Chief Executive Officer strengthens the independence of each role and enhances overall corporate governance. As a result, in June 2014, the Board elected an independent director, Lawrence J. DeAngelo, to serve as the Board’s second non-executive Chairman of the Board. The Board believes that separating the Chief Executive Officer and Chairman of the Board positions provides the Corporation with the right foundation to pursue the Corporation’s objectives.

Majority Voting in Director Elections/Director Resignation Policy

In April 2014, the Board adopted a director resignation policy, pursuant to which, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election will, promptly following certification of the shareholder vote, tender his or her resignation to the Board with such resignation expressly stating that it is contingent upon the acceptance of the resignation by the Board. The Nominating and Governance Committee will consider such tendered resignation and recommend to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation and, if such tendered resignation is rejected, the rationale behind the decision, within 90 days following certification of the shareholder vote. The Nominating and Governance Committee in making its recommendation, and the Board in making its decision, each may consider any factors and other information that they consider appropriate and relevant, including as a principal factor whether the issue(s) that caused the high withhold/against vote have been or will be addressed. Notwithstanding the foregoing, to the extent a director has received a greater number of votes “withheld” from his or her election than votes “for” such election in an uncontested election in two consecutive elections, the Board will accept such tendered resignation.

The director who has tendered his or her resignation will not participate in the Nominating and Governance Committee’s or the Board’s deliberations or decision with respect to the tendered resignation, but shall remain active and engaged in all other committee deliberations and decisions pending completion of the Nominating and Governance Committee and Board process. If a majority of the members of the Nominating and Governance Committee are required to tender resignations pursuant to our director resignation policy following any election, then the independent directors that are not required to tender their resignations will appoint a Board committee amongst themselves solely for the purpose of considering the tendered resignations and making a recommendation to the Board. In addition, if the only directors who are not required to tender resignations pursuant to the policy following any election constitute three or fewer directors, then all directors may participate in the Board action regarding whether to accept the tendered resignations.

Shareholder Nominations

In October 2016, the Board adopted amendments to the Bylaws to implement proxy access. Article II Section 2.3 of the Bylaws permits a shareholder whom has owned shares of the Corporation, or a group of up to 20 shareholders, representing an aggregate of at least three percent of the voting power entitled to vote in the election of directors continuously for at least three years (an “Eligible Shareholder”) to nominate and include in the Corporation’s annual meeting proxy materials director nominees in a number up to 25 percent of the Board. Such nominations are subject to certain eligibility, procedural and disclosure requirements set forth in Article II Section 2.3 of the Bylaws, including the requirement that the Corporation must receive notice of such nominations not less than ninety (90) days prior to the anniversary date of the mailing of the previous year’s annual proxy materials, provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. A copy of the Bylaws can be obtained from the Corporation’s Corporate Secretary at 300 Fellowship Road, Mount Laurel, NJ 08054.

Shareholders may also submit nominations to the and Nominating and Governance Committee for consideration at next year’s Annual Meeting prior to the deadlines set forth under “Shareholder Proposals & Nomination of Directors.” Any such nomination must include the information specified in Article II, Section 2.3 of the Corporation’s Bylaws and nominations should be mailed to the attention of the Nominating and Governance Committee, c/o the Corporation’s Corporate Secretary at the Corporation address provided in the preceding paragraph. The Nominating and Governance Committee will evaluate all recommended nominees, including those submitted by shareholders, based on the criteria set forth above.

Committees

The Corporation has three standing committees: the Audit and Risk Committee, the Compensation Committee and the Nominating and Governance Committee.

Audit and Risk Committee.    The Audit and Risk Committee of the Board (the “Audit and Risk Committee”) currently consists of four independent directors: Messrs. Calamari (chairman), Sullivan, Teets and Wert. The Board has determined that Messrs. Calamari, Sullivan, Teets and Wert each qualify as an audit committee financial expert as defined under current rules and regulations of the Securities and Exchange Commission (the “SEC”) and under NASDAQ listing standards, and that all the members of the Audit and Risk Committee satisfy the independence and other requirements for audit committee members under such rules, regulations and listing standards. The Audit and Risk Committee’s primary purpose is to assist the Board in overseeing and reviewing: (1) the integrity of the Corporation’s financial reports and financial information provided to the public and to governmental and regulatory agencies; (2) the adequacy of the Corporation’s internal accounting systems and financial controls; (3) the annual independent audit of the Corporation’s financial statements, including the independent registered public accountant’s qualifications and independence; and (4) the Corporation’s compliance with law and ethics programs as established by management and the Board. In this regard, the Audit and Risk Committee, among other things, (a) has sole authority to select, evaluate, terminate and replace the Corporation’s independent registered public accountants; (b) has sole authority to approve in advance all audit and non-audit engagement fees and terms with the Corporation’s independent registered public accountants; and (c) reviews the Corporation’s audited financial statements, interim financial results, public filings and earnings press releases prior to issuance, filing or publication. The Board has adopted a written charter for the Audit and Risk Committee, which is accessible on the investor relations page of the Corporation’s website at www.marlinfinance.com. The Corporation’s website is not part of this Proxy Statement and references to the Corporation’s website address are intended to be inactive textual references only.

Compensation Committee.    The Compensation Committee of the Board (the “Compensation Committee”) currently consists of four independent directors: Messrs. Wert (chairman), DeAngelo, Sullivan and Teets. The functions of the Compensation Committee include: (1) evaluating the performance of the Corporation’s named executive officers and approving their compensation; (2) preparing an annual report on executive compensation for inclusion in the Corporation’s proxy statement; (3) reviewing and approving compensation plans, policies and programs and considering their design and competitiveness; and (4) reviewing the Corporation’s non-employee independent director compensation levels and practices and recommending changes as appropriate. The Compensation Committee reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer’s performance in light of those goals and objectives, and recommends to the Board the chief executive officer’s compensation levels based on its evaluation. The Compensation Committee also administers the Corporation’s 2003 Equity Compensation Plan, as Amended (the “2003 Equity Plan”), the Corporation’s 2014 Equity Compensation Plan (the “2014 Equity Plan”) and the Corporation’s 2012 Employee Stock Purchase Plan. The Compensation Committee is governed by a written charter that is accessible on the investor relations page of the Corporation’s website at www.marlinfinance.com.

Nominating and Governance Committee.    The Nominating and Governance Committee of the Board (the “Nominating Committee”) currently consists of four independent directors: Messrs. DeAngelo (chairman), Calamari, Sullivan and Wert. The Nominating Committee is responsible for seeking, considering and recommending to the Board qualified candidates for election as directors and proposing a slate of nominees for election as directors at the Corporation’s Annual Meeting of Shareholders. The Nominating Committee is responsible for reviewing and making recommendations on matters involving general operation of the Board and its committees, and will annually recommend to the Board nominees for each committee of the Board. The Nominating Committee is governed by a written charter that is accessible on the investor relations page of the Corporation’s website at www.marlinfinance.com.

The Nominating Committee has determined that no one single criterion should be given more weight than any other criteria when it considers the qualifications of a potential nominee to the Board. Instead, it believes that it should consider the total “skills set” of an individual. In considering potential nominees for director, the Nominating Committee will consider each potential nominee’s personal abilities and qualifications, independence, knowledge, judgment, character, leadership skills, education and the diversity of such nominee’s background, expertise and experience in fields and disciplines relevant to the Corporation, including financial literacy or expertise. In addition, potential nominees should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated and be selected based upon contributions that they can make to the Corporation. The Nominating Committee considers all of these qualities when selecting, subject to ratification by the Board, potential nominees for director.

The Board views both demographic and geographic diversity among the directors as desirable and strives to take into account how a potential nominee for director will impact the diversity that the Board has achieved over the years.

The Nominating Committee’s process for identifying and evaluating potential nominees includes soliciting recommendations from existing directors and officers of the Corporation, reviewing the Board and Committee Assessments completed by the directors and, when deemed advisable by the Nominating Committee, engaging third parties to assist in identifying and evaluating potential nominees.

The Nominating Committee will also consider recommendations from shareholders regarding potential director candidates provided that such recommendations are made in compliance with the nomination procedures set forth in the Corporation’s Bylaws. The procedures in the Corporation’s Bylaws require the shareholder to submit written notice of the proposed nominee to the Secretary of the Corporation no less than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. To be in proper form, such written notice must include, among other things, (i) the name, age, business address and residence of the proposed nominee, (ii) the principal occupation or employment of such nominee, (iii) the class and number of shares of capital stock of the Corporation owned beneficially or of record by such nominee and (iv) any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors. In addition, as to the shareholder giving the notice, the notice must also provide (a) such shareholder’s name and record address, (b) the class and number of shares of capital stock of the Corporation owned beneficially or of record by such shareholder, (c) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other persons (including their names) pursuant to which the nominations are to be made by such shareholder, (d) a representation that such shareholder (or his or her authorized representative) intends to appear in person or by proxy at the meeting to nominate the persons named in the notice and (e) any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors. If the shareholder of record is not the beneficial owner of the shares, then the notice to the Secretary of the Corporation must include the name and address of the beneficial owner and the information referred to in clauses (c) and (e) above (substituting the beneficial owner for such shareholder).

Risk Management Oversight

The Corporation is subject to a variety of risks, including credit risk, liquidity risk, operational risk, regulatory risk, reputational risk and market risk. The Board oversees risk management through a combination of processes. The Audit and Risk Committee, in conjunction with the Corporation’s management team, has developed risk management processes intended to (1) timely identify the material risks that the Corporation faces, (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, (3) implement appropriate and responsive risk management strategies consistent with Corporation’s risk profile and (4) integrate risk management into the Corporation’s decision-making. The Board regularly reviews information regarding the Corporation’s credit, liquidity and operations, as well as the risks associated with each, during the Board meetings scheduled throughout the year.

The Corporation has established a Senior Credit Committee, which is comprised of the Corporation’s Vice President of Portfolio Management, the President of the Corporation’s wholly owned bank subsidiary, Marlin Business Bank, the Chief Lending Officer of Marlin Business Bank and four Vice Presidents in the Corporation’s Credit Risk department. The Senior Credit Committee oversees the Corporation’s comprehensive credit underwriting process. The Board has reviewed the risk management processes related to credit risk and members of the Senior Credit Committee present a report on the status of the risks and metrics used to monitor such credit risks to the Board at least annually. In addition, management provides the Board with frequent updates which include financial results, operating metrics, key initiatives and any internal or external issues affecting the organization.

The Audit and Risk Committee, in consultation with the management, the independent registered public accountants and the internal auditors, also discusses the Corporation’s policies and guidelines regarding risk assessment and risk management, as well as the Corporation’s significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. The Compensation Committee considers the risks that may be presented by the structure of the Corporation’s compensation programs and the metrics used to determine individual compensation under that program. Among its other duties, the Nominating and Governance Committee develops corporate governance guidelines applicable to the Corporation and recommends such guidelines or revisions of such guidelines to the Board. The Nominating and Governance Committee reviews such guidelines at least annually and, when necessary or appropriate, recommends changes to the Board. The Board believes that the present leadership structure, along with the Corporation’s corporate governance policies and procedures, permits the Board to effectively perform its role in the risk oversight of the Corporation.

Compensation Risk Assessment

As part of its oversight of the Corporation’s executive compensation program and in light of regulatory guidance on sound incentive compensation policies, the Compensation Committee considers the impact of the Corporation’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Corporation’s risk profile. In addition, the Corporation reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Corporation. Based on this review, the Compensation Committee has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Corporation.

Whistleblower Procedures

The Corporation has established procedures that provide employees with the ability to make anonymous submissions directly to the Audit and Risk Committee regarding concerns about accounting or auditing matters. The independent directors that comprise the Audit and Risk Committee will review, investigate and, if appropriate, respond to each submission made. Additionally, the Corporation has reminded employees of its policy to not retaliate or take any other detrimental action against employees who make submissions in good faith.

Code of Ethics and Business Conduct

All of the Corporation’s directors, officers and employees (including its senior executive, financial and accounting officers) are held accountable for adherence to the Corporation’s Code of Ethics and Business Conduct (the “Code”). The Code is posted on the investor relations section of the Corporation’s website at www.marlinfinance.com. The purpose of the Code is to establish standards to deter wrongdoing and to promote honest and ethical behavior. The Code covers many areas of professional conduct, including compliance with laws, conflicts of interest, fair dealing, financial reporting and disclosure, confidential information and proper use of the Corporation’s assets. Employees are obligated to promptly report any known or suspected violation of the Code through a variety of mechanisms made available by the Corporation. Waiver of any provision of the Code for a director or executive officer (including the senior executive, financial and accounting officers) may only be granted by the Board of Directors or the Audit and Risk Committee. The Code is available free of charge on the investor relations page of the Corporation’s website at www.marlinfinance.com. We intend to post on our website any amendments and waivers to the Code that are required to be disclosed by SEC rules, or file a Form 8-K, Item 5.05, to the extent required by NASDAQ listing standards.

Board and Committee Meetings

From January 1, 2016 through December 31, 2016, there were nine meetings of the Board of Directors, six meetings of the Audit and Risk Committee, six meetings of the Compensation Committee and two meetings of the Nominating and Governance Committee. All of our Directors attended at least 75% of the aggregate number of meetings of our Board and Board committees on which they served.

Directors are encouraged, but not required, to attend annual meetings of the Corporation’s shareholders. Each director attended the Corporation’s 2016 Annual Meeting of Shareholders in person.

Communications with the Board

Shareholders may communicate with the Board or any of the directors by sending written communications addressed to the Board or any of the directors, c/o Corporate Secretary, Marlin Business Services Corp., 300 Fellowship Road, Mount Laurel, New Jersey 08054. All communications are compiled by the Corporate Secretary and forwarded to the Board or the individual director(s) accordingly.

Director Ownership Guidelines

The Board of Directors believes that non-employee independent directors should own and hold common stock of the Corporation to further align their interests and actions with the interests of the Corporation’s shareholders. The Corporation’s current Director Stock Ownership Guidelines require each non-employee independent director to own an amount of the Corporation’s stock having a value (based on the applicable prior day’s closing stock price) equal to five times his or her annual board cash retainer. Restricted shares count toward the ownership requirement. Each non-employee independent director receives an annual grant which vests at the earlier of (a) seven years from the grant date and (b) six months following the non-employee director’s termination of Board service.

As of March 1, 2017, all of the non-employee independent directors were in compliance with the ownership requirement except Mr. Heimes, who remains within his five year phase-in period for compliance.

Our Executive Officers

The names of our current executive officers, their ages as of March 1, 2017, and their positions are shown below:

Name	Age	Principal Occupation
Jeffrey A. Hilzinger	59	President and Chief Executive Officer
Edward J. Siciliano	54	Chief Operating Officer and Executive Vice President
William Taylor Kamp Jr.	56	Chief Financial Officer and Senior Vice President
Edward R. Dietz	42	Senior Vice President of Administration, General Counsel and Secretary
Louis E. Maslowe	54	Chief Credit Officer and Senior Vice President

The Board chooses executive officers, who then serve at the Board’s discretion. There is no family relationship between any of the Corporation’s directors or executive officers and any other director or executive officer of the Corporation or its subsidiaries.

Mr. Hilzinger has been Marlin’s Chief Executive Officer, President and Director since June 2016. Mr. Hilzinger was most recently President of EverBank Commercial Finance, Inc. From 2010 until 2013, Mr. Hilzinger served as Chief Operating Officer of EverBank Commercial Finance, Inc. From 2008 until 2010, Mr. Hilzinger served as Chief Financial Officer of Tygris Vendor Finance. In 2004, Mr. Hilzinger co-founded US Express Leasing, Inc. and served as Chief Financial Officer from 2004 until 2008. In 2002, Mr. Hilzinger co-founded Aternus Partners, LLC, a management consulting firm, and served as a Managing Director until 2004. From 1979 until 2002, Mr. Hilzinger served in various regional and global leadership roles with Heller Financial, Inc. and certain of its subsidiaries and affiliates. Mr. Hilzinger earned a bachelor’s degree in Economics from the University of Michigan in 1979.

Mr. Siciliano has been our Chief Operating Officer and Executive Vice President since July 2016. Mr. Siciliano served as our Chief Sales Officer from 2007 to July 2016. Prior to joining Marlin, he served as Vice President of Sales and Marketing for ALK Technologies, a global logistics software company based in Princeton New Jersey. Prior to that, Mr. Siciliano served as Senior Vice President of Sales and Marketing for AppliedTheory, a company focused on application development and hosting where he built out a new national sales force and helped take the company public. He started his sales career in 1985 at Xerox and spent 11 years in various sales and sales leadership roles. He is a graduate of Rutgers University and holds a B.S. in marketing.

Mr. Kamp has been our Senior Vice President and Chief Financial Officer since August 2015. Prior to joining Marlin, Mr. Kamp was most recently Managing Director and Head of Corporate Development and Mergers & Acquisitions for CIT Group, Inc. where he managed world-wide activities related to the purchase and sale of businesses and portfolios. From 2000 until 2010, Mr. Kamp served in various managing director and senior corporate development roles within CIT. From 1987 until 2000, Mr. Kamp was with Citigroup Inc. where he served in various senior finance positions, including Chief Financial Officer of Citigroup’s international commercial operations (1999 to 2000), consumer real estate services (1997 to 1999) and commercial operations and transport finance (1993 to 1996). Mr. Kamp received a M.B.A. from the Cox School of Business at Southern Methodist University and B.B.A. from the College of Business Administration at University of Texas at Arlington.

Mr. Dietz has been our General Counsel since May 25, 2011. In November 2013, Mr. Dietz became the Senior Vice President of Administration of Marlin, and in March 2014, he became the Secretary of Marlin. From July 2010 to May 2011, Mr. Dietz was our Assistant General Counsel. Prior to joining the Corporation, from 2008 to 2010, Mr. Dietz was an associate at Morgan, Lewis & Bockius LLP in the firm’s Business & Finance section where he worked on a variety of corporate transactions, including mergers, acquisitions and outsourcing transactions. From 2004 to 2008, Mr. Dietz was an associate at Foley & Lardner LLP in the firm’s Business Law Department where he worked on a variety of corporate transactions, including financings, restructurings, mergers, acquisitions and public offerings. From 2001 to 2004, Mr. Dietz attended law school. From 1997 to 2001, Mr. Dietz worked in the group employee benefits industry. Mr. Dietz received a B.A., magna cum laude, in political science from Gettysburg College and a law degree from the University of Michigan Law School. Mr. Dietz is licensed to practice law in Pennsylvania.

Mr. Maslowe joined Marlin in January 2017 as Chief Credit Officer. Mr. Maslowe manages all of Marlin’s underwriting practices, policies, procedures, risk appetite and overall credit risk management across all of Marlin’s businesses. Mr. Maslowe has an extensive background in commercial finance with over 30 years of credit experience. Prior to joining Marlin, he was Senior Vice President and Chief Risk Officer of the Americas for DLL, a global provider of asset-based financial solutions and a wholly owned subsidiary of Rabobank Group from 2005 until January 2017. In his role at DLL, Mr. Maslowe was responsible for all credit adjudication, enterprise risk management and credit scorecard management for the Americas. In addition, he served as Co-Chairman of the Global Model Risk Committee and was a member of DLL’s Global Risk, Credit and Audit Committees. Previously, Mr. Maslowe held senior leadership positions in credit and risk management with several other leading bank owned, independent and captive leasing companies.

Proposal 1:

Election of Directors

Nominees for Election

In general, the Corporation’s directors are elected at each annual meeting of shareholders. Currently, the number of directors of the Corporation is eight (8) with one vacancy.

Consequently, at the Annual Meeting, the Corporation’s shareholders are being asked to elect seven (7) directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, resignation or removal. The nominees receiving the greatest number of votes at the Annual Meeting up to the number of authorized directors will be elected.

After the Annual Meeting, there will remain one vacancy on the Board of Directors as the Nominating and Governance Committee has not identified a candidate to fill the remaining independent board member vacancy, but continually search for candidates. Under the terms of our Amended and Restated Articles of Incorporation and Bylaws, the Board of Directors may fill a board of director vacancy at any time.

Six (6) of seven (7) of the nominees for election as directors at the Annual Meeting as set forth in the following table are incumbent directors previously elected as directors by the Corporation’s shareholders. While Mr. Hilzinger is an incumbent director, he was appointed as a director by the Board after the 2016 Annual

Meeting. Each of the nominees has consented to serve as a director if elected. Except to the extent that authority to vote for any directors is withheld in a proxy, shares represented by proxies will be voted for such nominees. In the event that any of the nominees for director should, before the Annual Meeting, become unable to serve if elected, shares represented by proxies will be voted for such substitute nominees as may be recommended by the Corporation’s existing Board, unless other directions are given in the proxies. To the best of the Corporation’s knowledge, all of the nominees will be available to serve.

For each of the seven (7) nominees for election at the Annual Meeting, set forth below is biographical and other information as of March 1, 2017, as to each nominee’s positions and offices held with the Corporation, principal occupations during the past five years, directorships of public companies and other organizations held during the past five years and the specific experience, qualifications, attributes or skills that, in the opinions of the Nominating and Governance Committee and the Board of Directors, make each nominee qualified to serve as a director of the Corporation:

Name	Age	Principal Occupation	Director Since
John J. Calamari	62	Former Executive Vice President and Chief Financial Officer of J.G. Wentworth	2003
Lawrence J. DeAngelo (Chairman)	50	Managing Director of Houlihan Lokey, Inc., an Investment Bank	2001
Scott Heimes	47	Chief Marketing Officer at SendGrid, Inc.	2015
Jeffrey A. Hilzinger	59	President and Chief Executive Officer of the Corporation	2016
Matthew J. Sullivan	59	Partner with Peachtree Equity Partners	2008
J. Christopher Teets	44	Partner of Red Mountain Capital Partners LLC.	2010
James W. Wert	70	President & CEO of CM Wealth Advisors, Inc.	1998

John J. Calamari:

Biography.    Mr. Calamari has been a director since November 2003. Since November 2009, Mr. Calamari has served as an independent consultant in accounting and financial matters for various clients in diverse industries. Mr. Calamari served as the Executive Vice President and Chief Financial Officer of J.G. Wentworth from March 2007 until November 2009. Prior to that time, Mr. Calamari was Senior Vice President, Corporate Controller of Radian Group Inc., where he oversaw Radian’s global controllership functions, a position he held after joining Radian in September 2001. From 1999 to August 2001, Mr. Calamari was a consultant to the financial services industry, where he structured new products and strategic alliances, established financial and administrative functions and engaged in private equity financing for startup enterprises. Mr. Calamari served as Chief Accountant of Advanta from 1988 to 1998, as Chief Financial Officer of Chase Manhattan Bank Maryland and Controller of Chase Manhattan Bank (USA) from 1985 to 1988 and as Senior Manager at Peat, Marwick, Mitchell & Co. (now KPMG LLP) prior to 1985 where he earned his certified public accountant license (currently non-active status). In addition, Mr. Calamari served as a director of Advanta National Bank, Advanta Bank USA and Credit One Bank. Mr. Calamari received his undergraduate degree in accounting from St. John’s University in 1976.

Qualifications.    Mr. Calamari has over 40 years of banking and financial experience, including five years serving in the role of Chief Financial Officer for a bank and a financial services company. Mr. Calamari achieved the level of certified public accountant, and he has served as Chairman of the Corporation’s Audit and Risk Committee since July 2004. He has seven years of past service as a director of several non-public banks and financial services companies. Mr. Calamari currently serves on the Nominating and Governance Committee of the Corporation. Mr. Calamari has also had leadership positions with various community organizations. The Board has determined that Mr. Calamari is an independent director and is financially literate and an audit committee financial expert within the meaning of applicable SEC rules. The Board views Mr. Calamari’s independence, his banking and financial experience, his experience as a director of other companies and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience for the Board’s conclusion that Mr. Calamari should serve as a director of the Corporation.

Lawrence J. DeAngelo:

Biography.    Mr. DeAngelo has been a director since July 2001 and has served as the Chairman of the Board since June 2014. Mr. DeAngelo is a Managing Director with Houlihan Lokey Inc., an Investment Bank, and is based in Atlanta, Georgia. From 2010 to 2016, Mr. DeAngelo was a Managing Director with Sun Trust Robinson Humphrey, and Investment Bank based in Atlanta, Georgia. Mr. DeAngelo served as a Managing Director with Roark Capital Group, a private equity firm based in Atlanta, Georgia from 2005 until January 2010. Prior to joining Roark in 2005, Mr. DeAngelo was a Managing Director of Peachtree Equity Partners, a private equity firm based in Atlanta, Georgia. Prior to co-founding Peachtree in April 2002, Mr. DeAngelo held numerous positions at Wachovia Capital Associates, the private equity investment group of Wachovia Bank, from 1996 to April 2002, the most recent of which was Managing Director. From 1995 to 1996, Mr. DeAngelo worked at Seneca Financial Group, and from 1992 to 1995, Mr. DeAngelo worked in the Corporate Finance Department at Kidder, Peabody & Co. From 1990 to 1992, Mr. DeAngelo attended business school. From 1988 to 1990, Mr. DeAngelo was a management consultant with Peterson & Co. Consulting. Mr. DeAngelo received his undergraduate degree in economics from Colgate University and his MBA from the Yale School of Management.

Qualifications.    Mr. DeAngelo has over 25 years of experience as an investment banker and private equity professional, including 16 years serving in the role of Managing Director for a variety of private equity firms. He served as Chairman of the Corporation’s Nominating and Governance Committee from November 2003 to March 2009. Mr. DeAngelo served as Chairman of the Corporation’s Compensation Committee from March 2009 to June 2014. He currently serves on the Corporation’s Nominating and Governance Committee (as Chairman) and on the Compensation Committee. He has served as a director of 10 privately held companies. The Board has determined that Mr. DeAngelo is an independent director and is financially literate within the meaning of applicable SEC rules. The Board views Mr. DeAngelo’s independence, his investment banking and private equity experience, his experience as a director of other companies and his demonstrated leadership roles in business as important qualifications, skills and experience for the Board’s conclusion that Mr. DeAngelo should serve as a director of the Corporation.

Scott Heimes:

Biography.    Mr. Heimes has been a director of the Corporation since April 2015. Mr. Heimes is a Chief Marketing Officer with SendGrid, Inc. From 2012 to 2015, Mr. Heimes was the Chief Marketing Officer for Digital River, Inc., a global ecommerce, payments, and marketing services provider. From 2009 to 2012, Mr. Heimes worked as a Chief Marketing Officer for WebMD Health Corp. and from 2006 to 2009, Mr. Heimes worked with UnitedHealth Group in a variety of senior marketing roles. Mr. Heimes has worked in various other executive management positions between 1998 and 2006 with most of that time was spent in marketing roles. In 1991, Mr. Heimes received his undergraduate degree in English literature with a minor in French and Business Administration from the University of St. Thomas in St. Paul, Minnesota.

Qualifications.    The Board has determined that Mr. Heimes is an independent director. The Board views Mr. Heimes’ independence, his business and marketing experience, and his demonstrated leadership roles in business activities as important qualifications, skills and experience for the Board’s conclusion that Mr. Heimes should serve as a director of the Corporation.

Jeffrey A. Hilzinger:

Biography.    Mr. Hilzinger has been the Corporation’s Chief Executive Officer, President and Director since June 2016. Mr. Hilzinger was most recently President of EverBank Commercial Finance, Inc. From 2010 until 2013, Mr. Hilzinger served as Chief Operating Officer of EverBank Commercial Finance, Inc. From 2008 until 2010, Mr. Hilzinger served as Chief Financial Officer of Tygris Vendor Finance. In 2004, Mr. Hilzinger co-founded US Express Leasing, Inc. and served as Chief Financial Officer from 2004 until 2008. In 2002, Mr. Hilzinger co-founded Aternus Partners, LLC, a management consulting firm, and served as a Managing Director until 2004. From 1979 until 2002, Mr. Hilzinger served in various regional and global leadership roles with Heller Financial, Inc. and certain of its subsidiaries and affiliates. Mr. Hilzinger earned a bachelor’s degree in Economics from the University of Michigan in 1979.

Qualifications.     Mr. Hilzinger has over 38 years of experience in financial services, including over 13 years in the equipment leasing industry. Mr. Hilzinger is Chief Executive Officer and has served as Director of the Corporation since joining the Corporation in June 2016. The Board views Mr. Hilzinger’s leadership ability along with his significant industry knowledge and broad financial services expertise as important qualifications, skills and experience for the Board’s conclusion that Mr. Hilzinger should serve as director of the Corporation.

Matthew J. Sullivan:

Biography.    Mr. Sullivan has been a director since April 2008. Mr. Sullivan is a Partner with Peachtree Equity Partners (“Peachtree”), a private equity investment firm. Mr. Sullivan co-founded Peachtree in 2002. From 1994 to 2002, Mr. Sullivan held numerous positions at Wachovia Capital Associates, the private equity investment group of Wachovia Bank, the most recent of which was Managing Director. From 1983 to 1994, Mr. Sullivan worked in the Corporate Finance Department at Kidder, Peabody & Co. and previously with Arthur Andersen & Company where he earned his certified public accountant license (currently non-active status). Mr. Sullivan received his undergraduate degree in finance from the University of Pennsylvania and his MBA from Harvard Business School.

Qualifications.    Mr. Sullivan has over 30 years of experience as an investment banker and private equity professional, including over 15 years serving in the role of Managing Director for a variety of private equity firms. He has over 10 years of past service as a director of privately held companies. Mr. Sullivan currently serves on the Corporation’s Audit and Risk Committee, Compensation Committee and Nominating and Governance Committee. Mr. Sullivan has also had leadership positions with various cultural and community organizations. The Board has determined that Mr. Sullivan is an independent director and is financially literate and an audit committee financial expert within the meaning of applicable SEC rules. The Board views Mr. Sullivan’s independence, his investment banking and private equity experience, his experience as a director of other companies and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience for the Board’s conclusion that Mr. Sullivan should serve as a director of the Corporation.

J. Christopher Teets:

Biography.    Mr. Teets has been a director since May 2010. Mr. Teets has served as a Partner of Red Mountain Capital Partners LLC (“Red Mountain”), an investment firm, since February 2005. Before joining Red Mountain in 2005, Mr. Teets was an investment banker at Goldman Sachs & Co. Prior joining Goldman Sachs in 2000, Mr. Teets worked in the investment banking division of Citigroup. Mr. Teets currently serves on the boards of directors of Air Transport Services Group, Inc., Nature’s Sunshine Products, Inc. and Yuma Energy, Inc. and previously served on the board of directors of Affirmative Insurance Holdings, Inc. and Encore Capital Group, Inc. Mr. Teets holds a bachelor’s degree from Occidental College and an MSc degree from the London School of Economics.

Qualifications.    Mr. Teets has 20 years of experience as an investment banker and investment professional, which includes advising and investing in financial institutions. Mr. Teets’ experience also includes twelve years serving as a Partner for an investment firm. He has nine years of service as a director of other public companies and currently sits on the boards of three such companies. Mr. Teets currently serves on both the Corporation’s Audit and Risk Committee and Compensation Committee. In considering the independence of Mr. Teets, the Board considered the fact that he is a Partner of Red Mountain, the beneficial owner (via certain affiliates) of approximately 23.9% of the Corporation’s outstanding shares, and concluded that his relationship with Red Mountain does not impact his independence as a director of the Corporation. In reaching this conclusion, the Board took into account the fact that the Red Mountain and certain of its affiliates made certain customary passivity commitments to the Federal Reserve Board in a commitment letter to ensure that Red Mountain and such affiliates will not, without the prior approval of the Federal Reserve Board or its staff, (i) exercise or attempt to exercise a controlling influence over the management or policies of the Corporation or any of its subsidiaries, (ii) own, control or hold with power to vote securities that represent 25% or more of any class of voting securities of the Corporation or any of its subsidiaries, (iii) propose a director or slate of directors in opposition to a nominee or slate of nominees proposed by the Corporation’s management or Board, (iv) solicit or participate in soliciting proxies with respect to any matter presented to the Corporation’s shareholders or (v) dispose or threaten to dispose (explicitly or implicitly) of equity interests of the Corporation in any manner as a condition or inducement of specific action or non-action by the Corporation, among other things. The Board has determined that Mr. Teets is an independent director and is financially literate and an audit committee financial expert within the meaning of applicable SEC rules. The Board views Mr. Teets’ independence, his investment banking and public and private investing experience, his experience with financial institutions, his experience as a director of other public companies and his demonstrated leadership roles in business as important qualifications, skills and experience for the Board’s conclusion that Mr. Teets should serve as a director of the Corporation.

James W. Wert:

Biography.    Mr. Wert has been a director since February 1998. Mr. Wert is President and CEO of CM Wealth Advisors, Inc. f/k/a Clanco Management Corp., which is a wealth management and investment advisory firm headquartered in Cleveland, Ohio. Prior to joining Clanco in May 2000, Mr. Wert served as Chief Financial Officer and then Chief Investment Officer of KeyCorp, a financial services company based in Cleveland, Ohio, and its predecessor, Society Corporation, until 1996, holding a variety of capital markets and corporate banking leadership positions spanning his 25 year banking career. Mr. Wert received his undergraduate degree in finance from Michigan State University in 1971 and completed the Stanford University Executive Program in 1982. Mr. Wert also serves as lead Director of Park-Ohio Holdings Corp.

Qualifications.    Mr. Wert has over 28 years of experience in the banking and financial services industries, including 20 years as a senior officer of a bank. He served as Chairman of the Corporation’s Audit and Risk Committee from November 2003 to July 2004. Mr. Wert presently serves as Chairman of the Corporation’s Compensation Committee and on the Corporation’s Audit and Risk Committee and Nominating and Governance Committee. He has over 20 years of service as a director of public companies, and has also spent over 17 years serving on the boards of several non-public entities. Mr. Wert has also had leadership positions with various cultural and community organizations. The Board has determined that Mr. Wert is an independent director and is financially literate and an audit committee financial expert within the meaning of applicable SEC rules. The Board views Mr. Wert’s independence, his banking and financial services experience, his experience as a director of other companies and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience for the Board’s conclusion that Mr. Wert should serve as a director of the Corporation.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board recommends that the shareholders vote “FOR” the seven (7) nominees listed above. Proxies received will be so voted unless shareholders specify otherwise in the proxy.

Proposal 2:

Advisory Vote on Executive Compensation

The following proposal gives the Corporation’s shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of the Corporation’s named executive officers. This vote is provided as required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, for the reasons discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Corporation is asking its shareholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the compensation paid to the named executive officers of Marlin Business Services Corp. (“Marlin”), as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion as disclosed in Marlin’s Proxy Statement for the 2017 Annual Meeting of Shareholders, is hereby approved.”

While the Corporation intends to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on the Corporation, the Board of Directors or the Compensation Committee. The Board and Compensation Committee value the opinions of all of the Corporation’s shareholders and will consider the outcome of this vote when making future compensation decisions for the Corporation’s named executive officers.

As described in detail under “Compensation Discussion and Analysis” in this Proxy Statement, our executive compensation program is designed to reward the achievement of specific annual, long-term and strategic goals by the Corporation and to align executives’ interests with those of the Corporation’s shareholders by rewarding performance against established goals, with the ultimate objective of improving shareholder value. The Compensation Committee of the Board of Directors evaluates both performance and compensation to ensure that the Corporation maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive in the marketplace. To that end, we believe that our compensation program, with its balance of short-term incentives (including cash compensation) and long-term incentives (including equity-based compensation), and share ownership guidelines reward sustained performance that is measured against established goals and aligned with long-term shareholder interests. Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the adoption of the above resolution indicating approval, on an advisory basis, of the compensation of the Corporation’s named executive officers.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 1, 2017, by:

•	each person or entity known by us to beneficially own more than 5% of our common stock;

•	each of our currently serving named executive officers in the Summary Compensation Table below;

•	each of our directors; and

•	all of our named executive officers and directors as a group.

Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities for which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be the beneficial owner of securities as to which such person has no economic interest.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Named Executive Officers and Directors
Jeffrey A. Hilzinger(1)	20,590	*
Edward J. Siciliano(1)	96,162	*
William T. Kamp(1)	32,017	*
Edward R. Dietz(1)	35,020	*
Louis E. Maslowe	0	*
John J. Calamari	38,464	*
Lawrence J. DeAngelo	73,445	*
Scott Heimes	5,927	*
Matthew J. Sullivan(2)	475,981	3.78
J. Christopher Teets(3,4)	23,480	*
James W. Wert(4)	72,738	*
All named executive officers and directors as a group (11 persons)(1,5)	873,824	6.94
Beneficial Owners of More Than 5% of Common Stock
BlackRock Inc.(6)
55 East 52nd Street
New York, NY 10055	723,558	5.75
Dimensional Fund Advisors LP.(7)
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746	1,056,957	8.4
Broad Run Investment Management, LLC(8)
1530 Wilson Blvd, Suite 530
Arlington, VA 22209	1,232,673	9.8
Red Mountain Capital Partners LLC(9)
10100 Santa Monica Blvd, Ste. 925
Los Angeles, CA 90067	3,001,925	23.9

*	Represents less than 1%.

(1)	Includes, where applicable, shares held in the 2012 Employee Stock Purchase Plan and restricted shares awarded under the 2003 Equity Plan and the 2014 Equity Plan.

(2)	Includes 439,465 reported shares owned by Peachtree CIP, L.P., whose general partner is Peachtree Equity Management, LLC (the “General Partner”). Mr. Sullivan is the Managing Director of the General Partner and could be deemed to be an indirect holder of the shares. Mr. Sullivan disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(3)	The information for Mr. Teets does not include shares beneficially owned by Red Mountain Capital Partners LLC (“Red Mountain”), as described in footnote 9 below. Mr. Teets, a Partner of Red Mountain, disclaims beneficial ownership of the shares of the Corporation beneficially owned by Red Mountain.

(4)	Includes options for Mr. Teets (5,000) and Mr. Wert (2,041) to purchase shares that are currently exercisable or will become exercisable within 60 days following March 1, 2017.

(5)	Includes options to purchase 7,041 shares that are currently exercisable or will become exercisable within 60 days following March 1, 2017.

(6)	The shares reported as beneficially owned by BlackRock Inc. (“BlackRock”) are reported as of December 31, 2016, based solely on a Schedule 13G filed by BlackRock on January 25, 2017. BlackRock reported that it does not possess any sole or shared voting or investment power over any shares beneficially owned. BlackRock disclaims beneficial ownership of the shares reported.

(7)	The shares reported as beneficially owned by Dimensional Advisors LP (“Dimensional”) are reported as of December 31, 2016, based solely on a Schedule 13G filed by Dimensional on February 9, 2017. Dimensional reported that it does not possess any sole or shared voting or investment power over any shares beneficially owned. Dimensional disclaims beneficial ownership of the shares reported.

(8)	The shares reported as beneficially owned by Broad Run Investment Management, LLC (“Broad Run”) are reported as of December 31, 2016, based solely on a Schedule 13G filed by Broad on February 14, 2017. Broad Run reported that it does not possess any sole or shared voting or investment power over any shares beneficially owned. Broad Run disclaims beneficial ownership of the shares reported. As of December 31, 2016, Hennessy Focus Fund, a series of The Hennessy Funds Trust, an investment company registered under the Investment Company Act of 1940, may be deemed to beneficially own 5% or more of the total shares reported by Broad Run.

(9)	The shares reported as beneficially owned by Red Mountain are reported as of September 9, 2016, based solely on a Form 4) jointly filed on September 9, 2016 by Red Mountain and certain of its related persons. Mr. Teets, a Partner of Red Mountain, disclaims beneficial ownership of all shares of the Corporation beneficially owned by Red Mountain.

Executive Compensation

Compensation Discussion and Analysis

Compensation Overview

The Compensation Committee of the Board of Directors sets and administers the policies that govern our executive compensation, including:

•	establishing and reviewing executive base salaries;

•	overseeing the Corporation’s annual incentive compensation plans;

•	overseeing the Corporation’s long-term equity-based compensation plan;

•	approving all bonuses and awards under those plans; and

•	annually approving and recommending to the Board all compensation decisions for executive officers, including those for the Chief Executive Officer (the “CEO”) and the other officers named in the Summary Compensation Table (together with the CEO, the “Named Executive Officers”).

The Named Executive Officers of the Corporation are:

•	Jeffrey A. Hilzinger, President and CEO (as of June 1, 2016);

•	Edward J. Siciliano, Executive Vice President and Chief Operating Officer;

•	William T. Kamp, Senior Vice President and Chief Financial Officer;

•	Edward R. Dietz, Senior Vice President of Administration, General Counsel and Secretary;

•	Louis E. Maslowe, Senior Vice President and Chief Credit Officer (as of January 10, 2017).

All of them were Named Executive Officers during 2016 except Mr. Maslowe.

Compensation Philosophy.    The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Corporation, and which aligns executives’ interests with those of the shareholders by rewarding performance against established goals, with the ultimate objective of improving shareholder value. The Compensation Committee evaluates both performance and compensation to ensure that the Corporation maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive in the marketplace. To that end, the Compensation Committee believes executive compensation packages provided by the Corporation to its executives, including the Named Executive Officers, should include both cash and equity-based compensation that rewards performance as measured against established goals.

Say-on-Pay Vote.    At the 2016 Annual Meeting, shareholders approved our executive compensation policies and programs with over 94% of the votes being cast in favor. The Compensation Committee believes this strongly affirms shareholders’ support of the Corporation’s approach to executive compensation. The Compensation Committee appreciates and values the views of our shareholders. In considering the results of the 2017 favorable advisory vote on executive compensation, the Compensation Committee recognizes that executive pay practices and notions of sound governance principles continue to evolve. While no changes were implemented as a result of the vote, the Compensation Committee intends to continue to pay close attention to the advice and counsel of its compensation advisors and invites our shareholders to communicate any concerns or opinions on executive pay directly to the Compensation Committee or the Board.

Management’s Role in the Compensation-Setting Process.    The Compensation Committee makes all compensation decisions relating to the Named Executive Officers; however, members of our management team play a significant role in the compensation-setting process, including:

•	evaluating employee performance;

•	establishing performance targets and objectives; and

•	recommending salary and bonus levels and equity awards.

The CEO works with the Compensation Committee Chairman in establishing the agenda for Compensation Committee meetings. Management also prepares meeting information for each Compensation Committee meeting. The CEO also occasionally participates in Compensation Committee meetings at the Compensation Committee Chairman’s request to provide:

•	background information regarding the Corporation’s strategic objectives;

•	a tally sheet for each Named Executive Officer, setting forth total compensation and aggregate equity awards;

•	performance evaluations of the Named Executive Officers; and

•	compensation and equity award recommendations for the Named Executive Officers.

The Compensation Committee retains ultimate discretion in modifying any recommendations provided to it. The Compensation Committee operates under a written charter (accessible on the investor relations page of the Corporation’s website at www.marlinfinance.com) and only independent directors serve on the Compensation Committee.

External Consultants and Market Data.    The Compensation Committee has utilized the services of independent consulting firms on a limited basis.

In 2012, the Compensation Committee engaged Pearl Meyer & Partners to conduct a comprehensive evaluation of our executive compensation programs for 2013 (the “Pearl Meyer Study”). The Pearl Meyer Study included a peer group of companies similar in industry and size with executive positions and responsibilities similar to those of the Corporation. The peer group used in connection with the Pearl Meyer Study consisted of: Newstar Financial Inc. (NEWS); Cai International Inc. (CAP); Willis Lease Finance Corp. (WLFC); Encore Capital Group Inc. (ECPG); World Acceptance Corp. (WRLD); Primus Guaranty Ltd. (PRSG); Medallion Financial Corp. (TAXI); First Marblehead Corp. (FMD); Asset Acceptance Capital Corp. (AACC); Regional Management Corp. (RM); Electro Rent Corp. (ELRC); Asta Funding Inc. (ASFI); and Resource America Inc. (REXI).

In 2016, the Compensation Committee, prior to hiring the Corporation’s CEO in June 2016, engaged Frederic W. Cook & Co., Inc. to conduct a comprehensive evaluation of the Corporation’s executive officer compensation programs and the governance structures surrounding such programs, including an updated peer group analysis. In late 2016, after performing its comprehensive evaluation and after interfacing with the Compensation Committee and, following his June 1, 2016 appointment as CEO, Mr. Hilzinger, Frederic W. Cook & Co., Inc. provided the Compensation Committee with the results of the evaluation, and beginning in 2017, the Corporation’s executive officer compensation program will reflect the results of Frederic W. Cook & Co., Inc.’s evaluation and corresponding recommendations.

Compensation Components

The Corporation’s Board of Directors believes the Corporation’s executive compensation programs (a) are competitive among companies in similar growth and development stages which is necessary to attract and retain talented management, (b) provide incentives that focus on the critical needs of the business on an annual and continuing basis and (c) reward management commensurate with the creation of shareholder and market value.

The Compensation Committee does not target any specific percentile of market-based pay when setting executive compensation. Instead, the Compensation Committee reviews a variety of factors in assessing and setting overall executive compensation levels, including references to broader financial services industry practices, tally sheets and executive performance.

The components of compensation paid to the Named Executive Officers in 2016 were as follows:

•	Base Salary. The Compensation Committee establishes base salaries that it believes to be sufficient to attract and retain quality executive officers who can contribute to the long-term success of the Corporation. The Compensation Committee determines each Named Executive Officer’s base salary by evaluating a variety of factors, including the executive’s responsibilities, tenure and job performance. The Compensation Committee reviews salaries at least annually.

•	Bonus. Our annual incentive plan is designed to motivate and reward Named Executive Officers for achieving short-term performance objectives, with respect to both corporate and individual performance goals. The Compensation Committee sets threshold, target and maximum bonus levels for each goal. For 2016, the Named Executive Officers’ annual bonus targets and ranges were set as a percentage of base salaries as follows: Edward J. Siciliano: 35% threshold, 70% target and 105% maximum; William T. Kamp: 25% threshold, 50% target and 80% maximum; Edward R. Dietz: 15% threshold, 50% target and 75% maximum. Mr. Hilzinger’s 2016 bonus amount was agreed upon as part of his offer letter at the outset of his employment.

Prior to the beginning of each year, the Compensation Committee sets target levels for the items of quantitative and qualitative corporate and individual performance that are to be evaluated that year for assessing the bonus opportunity for the Named Executive Officers. For 2016, items of quantitative and qualitative corporate and individual performance that were evaluated include: (i) the Corporation’s pre-tax income for the calendar year, (ii) the leadership demonstrated by each Named Executive Officer, (iii) the development of the Corporation’s future leadership staff and (iv) the effectiveness of the Named Executive Officers as a team. The target level related to the Corporation’s pre-tax income (which is the key component in the compensation analysis) is standard for each Named Executive Officer. Other target levels are specific to each individual Named Executive Officer (such as demonstration of leadership and overall effectiveness). To achieve his or her target bonus level, the Named Executive Officer must achieve each performance measurement. If the planned performance measurements for that year are not achieved, a Named Executive Officer can still achieve the threshold bonus level if his or her performance exceeds certain minimum requirements. Maximum bonus level can be achieved if planned levels for the performance measurements are exceeded.

•	Equity-Based Incentive Awards. The Compensation Committee believes that share ownership provided by equity-based compensation emphasizes and reinforces the mutuality of interest among the Named Executive Officers and shareholders. After each fiscal year, the Compensation Committee reviews and approves stock-based awards for the Named Executive Officers based primarily on the Corporation’s results for the year and the Named Executive Officer’s individual contribution to those results. For 2016, the Compensation Committee awarded our Named Executive Officers equity grants comprised of Performance Accelerated Restricted Stock (“PARS”) (approximately 60% of the target grant amount based on grant date fair value) and Time-Based Restricted Stock (“Restricted Stock”) (approximately 40% of the target grant amount based on grant date fair value). Furthermore, the Compensation Committee set the Named Executive Officers’ annual equity-based compensation target levels as a percentage of base salaries as follows: Edward J. Siciliano: 90% target; William T. Kamp: 70% target; Edward R. Dietz: 50% target.

•	Other Benefits. The Named Executive Officers participate in employee benefits plans generally available to all of our employees, including medical and health plans, the 401(k) program and the 2012 Employee Stock Purchase Plan.

Components of Equity-Based Incentive Awards

As mentioned above, the formulaic equity-based incentive awards include two separate components: (1) PARS grants and (2) Restricted Stock grants.

•	Performance Accelerated Restricted Stock Grants. PARS represent 60% of the value of the annual equity grants made to the Named Executive Officers for 2016. These grants are made annually and help immediately align the interests of the grant recipients with the shareholders. The restrictions on the PARS lapse after seven years, but are subject to accelerated performance vesting. Vesting shall accelerate and the restrictions shall lapse on all or a portion of the shares subject to the awards if the grant recipient achieves all or a portion of his/her annual vesting goals during the first three years after the grant date (up to one-third of the total grant amount can vest on an accelerated basis each of the first three years after the grant date), as approved by the Compensation Committee. The restrictions on the PARS that do not accelerate lapse after seven years provided that the Named Executive Officer continues to be employed by, or provide service to, the Corporation from the date of grant until the vesting date.

•	Time Vesting Restricted Stock Grants. Restricted Stock grants represent 40% of the value of the annual equity grants made to the Named Executive Officers for 2016. The restrictions on these shares will lapse pro-rata over four years after the grant date (25% per year).

Based on Frederic W. Cook & Co., Inc.’s recommendations, the Compensation Committee redesigned the Corporation’s executive officer compensation program in late 2016. Beginning in 2017, the cash bonus portion of the executive officer compensation program will continue to be designed to motivate and reward Named Executive Officers for achieving short-term corporate and individual performance objectives, but will have different weightings and components. Corporate goals will account for 80% of the executive officer cash bonus program and will be tied to the achievement of goals set by the Board of Directors for (a) net interest margin and (b) earnings per share. The achievement of individual performance goals will account for 20% of the executive officer cash bonus program. The equity-based incentive portion of the executive officer compensation program will consist of (a) performance stock units tied to the achievement of goals for three year average return on equity (50% of the value of each executive officer’s annual equity award), (b) time-based restricted stock units vesting over three years (one-third per year) (25% of the value of each executive officer’s annual equity award) and (c) time-based stock options vesting over three years (one-third per year) (25% of the value of each executive officer’s annual equity award).

2016 Ownership Guidelines

The Corporation’s Board of Directors believes that it is important for the Named Executive Officers of the Corporation to have a financial stake in the Corporation so that the Named Executive Officers interests align with those of the Corporation’s shareholders. To meet this objective, the Board of Directors established the below stock ownership guidelines for the Named Executive Officers in 2016.

Ownership Requirements.    Each Named Executive Officers is expected to acquire, and continue to hold during the term or his or her employment with the Corporation, ownership of Corporation’s stock having a value (based on the applicable prior day’s closing stock price) equal to the multiple of his or her annual base salary as indicated below. A Named Executive Officer who holds more than one title indicated below will be expected to satisfy the highest applicable ownership requirement. Named Executive Officers will have five years to satisfy these guidelines after the date of adoption of these guidelines or the date of being designated as an executive officer, whichever is later.

Position	Salary Multiple
Chief Executive Officer	5x
Chief Operating Officer	3x
Chief Financial Officer	2x
Chief Credit Officer	2x
Senior Vice President of Operations	2x
Senior Vice President & General Counsel	1.5x
Senior Vice President of Information Technology	1.5x
Senior Vice President of Human Resources	1.5x
President of Marlin Business Bank	1.5x

Included Holdings.    The Corporation’s stock holdings that count toward meeting the ownership requirements include:

1.	Shares owned outright or beneficially by the Named Executive Officers (or his or her immediate family members);

2.	Restricted shares, including shares granted but not vested;

3.	Shares issuable upon the settlement of restricted stock units;

4.	Shares held in the Corporation’s Employee Stock Purchase Plan;

5.	Shares held in the Corporation’s Nonqualified Deferred Compensation Plan trust.

Unexercised stock options and performance-based stock units do not count toward meeting the ownership requirements.

Share Retention Requirements.    To ensure compliance with the ownership guidelines without requiring Named Executive Officers to purchase shares in the open market, if a Named Executive Officers is not in compliance with the ownership guidelines, such Named Executive Officers will be required to retain 100% of net after-tax shares from option exercise or share vesting until the ownership requirements are achieved. If an executive officer’s guideline stock ownership requirement changes due to a change in position or an increase (or decrease) in the Named Executive Officer’s annual base salary, the number of shares required to be held will increase (or decrease) accordingly.

Monitoring Compliance.    The Compensation Committee will monitor compliance with these stock ownership guidelines.

Modification of Guidelines.    The Compensation Committee has authority to review and modify these guidelines from time-to-time as it deems appropriate. Exceptions to these guidelines in the case of compelling circumstances must be approved by the Compensation Committee.

Severance Pay Plan for Senior Management

Messrs. Hilzinger, Siciliano, Dietz, Kamp and Maslowe are all participants in our Severance Pay Plan for Senior Management (the “Plan”). The purpose of the Plan is to provide severance benefits to certain key eligible executives whose employment is terminated without cause or for good reason, and contains different levels of benefits for pre-change in control (“CIC”) and CIC-related terminations. Payments under the Plan are subject to the executive executing a release and complying with certain restrictive covenants. Payments and benefits under the Plan would also cease upon any subsequent finding of any actions that constitute “cause” under the Plan.

Upon a qualifying termination under the Plan that occurs outside of the CIC period (as further described below), Messrs. Hilzinger, Siciliano and Dietz would be eligible to receive the following severance benefits for 18 months following termination, and Messrs. Kamp and Maslowe would be eligible to receive such benefits for 12 months following termination (plus any accrued payments or benefits):

Salary Continuation.    A continuation of their annual base salary for the severance period, paid in accordance with the Corporation’s regular payroll schedule.

Annual Incentive Bonuses.    A pro rata annual incentive bonus for the year of termination, based on actual performance results and paid at the same time as for then-employed participants, and with respect to Messrs. Hilzinger, Siciliano and Dietz, the executive’s target bonus for the year of termination.

Health Benefits Continuation.    Continuation of the executive’s eligibility to participate in the Corporation’s medical, dental, vision and prescription drug plans in which the executive was participating (including dependents) immediately prior to termination. Specifically, the Corporation will reimburse the executive for the difference between the executive’s monthly COBRA premium and the amount the executive would be required to pay for such coverage if employed by the Corporation at such time, subject to termination upon subsequent full-time employment.

Upon a qualifying termination of employment (a termination without cause or for good reason) during the protected CIC period of 24 months, the Plan provides that the covered executives will be eligible to receive the following severance benefits (in addition to any accrued benefits or payments):

Change in Control Payment.    A lump sum amount equal to the sum of (i) (x) the executive’s annual base salary, multiplied by (y) the executive’s CIC multiplier, and (ii) the executive’s target bonus for the year of termination.

For purposes of this formula, Messrs. Hilzinger, Siciliano and Dietz both have a CIC multiplier equal to two (2) and Messrs. Kamp and Maslowe have a CIC multiplier equal to one and a half (1.5).

Change of Control Benefits Continuation.    Health care continuation on the same terms as described above for a non-CIC related termination. However, for Messrs. Hilzinger, Siciliano, Dietz, Kamp and Maslowe, the coverage may run up to 18 months following termination.

Compensation for Named Executive Officers in 2016

Base Salary.    The Named Executive Officers’ base salaries as of January 1, 2016 were as follows: Mr. Hilzinger, $250,962 (a $450,000 base salary prorated to account for Mr. Hilzinger’s June 1, 2016 start date); Mr. Siciliano, $313,500; Mr. Kamp, $300,000 and Mr. Dietz, $275,000. None of the Named Executive Officers received raises to their 2015 base salaries in 2016.

Annual Bonuses.    In 2016, the Named Executive Officers were eligible for annual bonuses at the following threshold, target and maximum bonus levels (as a percentage of base salaries): Edward J. Siciliano: 35% threshold, 75% target and 105% maximum; Edward R. Dietz: 15% threshold, 50% target and 75% maximum; and Mr. Kamp: 25% threshold, 50% target and 105% maximum. Mr. Hilzinger was paid a cash bonus of $350,000 as per the terms negotiated in his employment offer letter. Mr. Maslowe joined the company in January 2017 and was therefore not eligible for a 2016 annual bonus. The annual incentive bonus awards are designed to reward the Named Executive Officer for the achievement of certain corporate and individual performance goals. Each year, the Compensation Committee reviews and approves goals for each Named Executive Officer, which typically consist of a corporate goal and specific individual goals. In connection with the 2016 percentage payouts against the bonus targets, each Named Executive Officer was eligible to receive 100% or greater of his or her target bonus level if (a) the Corporation met certain financial goals for 2016 and (b) such Named Executive Officer met or exceeded his or her individual performance goals.

Based on such information, the Compensation Committee set the Named Executive Officer’s percentage payouts against bonus targets in 2016 as follows: Mr. Siciliano — 107.14285%; Mr. Kamp — 91.3%; and Mr. Dietz — 100.00%.

The calculation of the bonus payable to each Named Executive Officer in 2016 is as follows: Mr. Siciliano — $313,500 base salary (i) multiplied by his 2016 target bonus percentage of 70% and (ii) further multiplied by his performance payout percentage of 100% equals $235,125; Mr. Kamp — $300,000 base salary (i) multiplied by his 2016 target bonus percentage of 80% and (ii) further multiplied by his performance payout percentage of 100% equals $240,000; and Mr. Dietz — $275,000 base salary (i) multiplied by his 2016 target bonus percentage of 50% and (ii) further multiplied by his performance payout percentage of 100.00% equals $137,500. Mr. Hilzinger was paid a cash bonus of $350,000 as per the terms negotiated in his employment offer letter. Mr. Maslowe joined the company in January 2017 and was therefore not eligible for a 2016 annual bonus. The table below shows the aggregate 2016 bonus opportunity at the threshold, target and maximum levels and the actual 2016 bonus achieved:

	2016 Annual Bonus Opportunity						Actual Bonus Achieved for 2016
	Threshold		Target		Maximum
Jeffrey A. Hilzinger	$	N/A	$	N/A	$	N/A		$350,000
Edward J. Siciliano		$109,725		$235,125		$329,175		$235,125
William T. Kamp		$75,000		$240,000		$315,000		$240,000
Edward R. Dietz		$41,250		$137,500		$206,250		$137,500
Louis E. Maslowe	$	N/A	$	N/A	$	N/A	$	N/A

Annual Equity-Based Incentives.    In January 2016, the Compensation Committee reviewed and approved stock-based awards for the Named Executive Officers based on the Corporation’s results for the year and the executive’s individual contribution to those results. Grants made under the annual equity-based incentive plan to the Named Executive Officers in 2016 consisted of the following:

•	Restricted Stock Awards: In January 2016, the Compensation Committee made the following Restricted Stock awards to the Named Executive Officers: Mr. Siciliano — 7,832; Mr. Kamp —5,829; and Mr. Dietz — 3,817. The restrictions on the time vesting Restricted Stock grants will lapse over the four year period following the grant date on a pro-rate basis (25% per year).

•	Performance Accelerated Restricted Stock: In January 2016, the Compensation Committee made the following PARS awards to the Named Executive Officers: Mr. Siciliano — 11,748; Mr. Kamp — 8,744; and Mr. Dietz — 5,725.

Additional Annual Equity-Based Incentives.    In September 2016, the Compensation Committee reviewed and approved stock-based awards for Messrs. Hilzinger, Siciliano, Dietz and Kamp in order to more fully align the executive management team with the goal of increasing total shareholder return. Grants made under the annual equity-based incentive plan to Messrs. Hilzinger, Siciliano, Dietz and Kamp in September 2016 consisted of the following:

•	Restricted Stock Awards: Mr. Hilzinger — 20,590. The restrictions on the time vesting Restricted Stock grants will lapse over the three year period following the grant date on a pro-rate basis (33.33% per year).

•	Performance Stock Unit Grant: Mr. Hilzinger — 60,000; Mr. Siciliano — 18,000; Mr. Kamp — 12,000; and Mr. Dietz — 6,000.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted by the members of the Compensation Committee of the Board of Directors:

James W. Wert (Chairman)

Lawrence J. DeAngelo

Matthew J. Sullivan

J. Christopher Teets

Compensation Committee Interlocks and Insider Participation

The members of the Corporation’s Compensation Committee are named above. None of these individuals has ever been an officer or employee of the Corporation or any of its subsidiaries and no “compensation committee interlocks” existed during 2016.

Compensation and Plan Information

Summary Compensation Table

The following table sets forth the compensation awarded or paid, or earned or accrued for services rendered to the Corporation in all capacities during fiscal years 2016, 2015 and 2014 by the Corporation’s CEO, Chief Financial Officers, and the other individuals who were Named Executive Officers during fiscal year 2016. In accordance with SEC rules, the compensation described in the table does not include medical, group life insurance or other benefits which are available generally to all our salaried employees.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Jeffrey A. Hilzinger(5)	2016	$250,962	$—	$943,762	$—	$350,000	$16,812	$1,561,536
Chief Executive Officer

Edward J. Siciliano	2016	$313,500	$—	$459,265	$—	$235,125	$4,500	$1,012,390
Executive Vice President and Chief Operating Officer	2015	$313,500	$—	$282,814	$—	$275,000	$4,500	$875,814
	2014	$314,753	$—	$212,918	$—	$253,061	$4,375	$785,107

Edward R. Dietz	2016	$275,000	$—	$197,565	$—	$137,500	$1,502	$611,567
Senior Vice President and General Counsel	2015	$275,000	$—	$137,823	$—	$137,500	$1,502	$551,825
	2014	$275,000	$—	$241,959	$—	$137,500	$1,502	$657,384

William T. Kamp(6)	2016	$300,000	$—	$328,592	$—	$240,000	$20,880	$889,472
Senior Vice President and Chief Financial Officer	2015	$111,919	$90,000	$271,494	$—	$—	$690	$474,103

Louis E. Maslowe(7)	2016	$—	$—	$—	$—	$—	$—	$—
Senior Vice President and Chief Financial Officer

(1)	Represents the grant date fair value of stock awards granted under the Corporation’s Equity Plan in 2016 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Corporation’s 2016 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts. The fair value of the awards are based on the effective date of each Named Executive Officer’s respective agreement with the Corporation and are reported at probable outcome. In the event the highest level of performance under a PARS award is achieved an additional 50% of stock award compensation would be earned.

(2)	Represents the grant date fair value of options granted (adjusted, however, to exclude the effects of estimated forfeitures) under the Corporation’s Equity Plan in accordance with FASB ASC Topic 718. Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Corporation’s 2016 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts

(3)	Figures represent the cash portion of the bonuses earned for that year (but paid in first quarter of the following year).

(4)	Includes contributions made by the Corporation to the 401(k) plan on behalf of the Named Executive Officers; contributions made by the Corporation to the 401(k) plan in 2016 were $4,500 for Mr. Siciliano; $2,880 for Mr. Kamp; and $1,502 for Mr. Dietz. In addition, this figure for Mr. Hilzinger and Mr. Kamp includes a housing allowance of $16,812 and $18,000, respectively.

(5)	Mr. Hilzinger joined the Corporation effective June 1, 2016; so, he did not receive a full fiscal year salary in 2016, as a result.

(6)	Mr. Kamp joined the Corporation in August 2015; so, he did not receive a full fiscal year salary in 2015, as a result.

(7)	Mr. Maslowe joined the Corporation in January 2017; so, he did not receive any compensation in 2016, as a result.

Current Compensation — Grants of Plan-Based Awards Table

The following Grants of Plan-Based Awards table provides additional information about restricted stock and option awards and equity incentive plan awards granted to our Named Executive Officers during the year ended December 31, 2016. The compensation plans under which the grants in the following table were made are described in the “Compensation for Executive Officers in 2016 — Annual Equity-Based Incentives.”

		Estimated Future Payouts Under Equity Incentive Plan Awards					Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All other Stock Awards: Number of Shares of Stock or Units (#)		All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold (#)	Target (#)		Maximum (#)		Threshold ($)	Target ($)		Maximum ($)
Jeffrey A. Hilzinger		—	—		—		—	$350,000	(1)	—			—	—	—
	09/16/2016	—	—		—		—	—		—	60,000	(2)	—	—	$568,200
	09/16/2016							—			20,590	(3)			$375,562

Edward J. Siciliano		—	—		—		—	$235,125	(1)	—	—		—	—	—
	01/22/2016	—	11,748	(4)	17,622	(4)	—			—	—		—	—	$173,283
	01/22/2016	—	—		—		—	—		—	7,832	(5)	—	—	$115,522
	09/16/2016	—	—		—		—	—		—	18,000	(2)	—	—	$170,460

Louis E. Maslowe	—	—	—		—		—	—		—	—		—	—	—

William T. Kamp	—	—	—		—		—	$240,000	(1)	—	—		—	—	—
	01/22/2016	—	8,744	(4)	13,116	(4)	—	—		—	—		—	—	$128,974
	01/22/2016	—	—		—		—	—		—	5,829	(5)	—	—	$85,978
	09/16/2016	—	—		—		—	—		—	12,000	(2)	—	—	$113,640

Edward R. Dietz	—	—	—		—		—	$137,500	(1)	—	—		—	—	—
	01/22/2016	—	5,725	(4)	8,588	(4)	—	—		—	—		—	—	$82,701
	01/22/2016	—	—		—		—	—		—	3,254	(5)	—	—	$56,301
	09/16/2016	—	—		—		—	—		—	6,000	(2)	—	—	$56,820

(1)	The calculation of the bonus payable to each Named Executive Officer in 2016 is as follows: Mr. Hilzinger — was paid a cash bonus of $350,000 per the terms negotiated in his employment offer letter; Mr. Siciliano — $313,500 base salary (i) multiplied by his 2016 target bonus percentage of 75% and (ii) further multiplied by his performance payout percentage of 100% equals $235,125; Mr. Kamp — $300,000 base salary (i) multiplied by his 2016 target bonus percentage of 80% and (ii) further multiplied by his performance payout percentage of 100% equals $240,000; and Mr. Dietz — $275,000 base salary (i) multiplied by his 2016 target bonus percentage of 50% and (ii) further multiplied by his performance payout percentage of 100.00% equals $137,500.

(2)

Represents a September 16, 2016 grant of a performance stock unit award equal to a maximum number of stock units that potentially are convertible into shares of the Corporation’s common stock if the Corporation achieves certain performance goals established by the Compensation Committee (the “Performance Goals”) during a performance period from the first anniversary of the grant date to the third anniversary of the grant date (the “Performance Period”), and the Named Executive Officer remains continuously employed with the Corporation through the fourth anniversary of the grant date, subject to the terms and conditions set forth in the applicable performance stock unit award agreement (the “Performance Stock Unit Award Agreement”). The achievement of the Performance Goals, which will be determined and certified by Compensation Committee within 30 days after the end of the Performance Period, is based on the highest level of total shareholder return achieved during the Performance Period, assuming the reinvestment of dividends from the grant date to the applicable measurement date. One-sixth of the maximum shares are earned based on achievement of six unique performance goals set at absolute total shareholder returns of +25%, +50%, +75%, +100%, +125%, and 150% measured from an initial stock price of $14.84. The market value of the performance stock unit award is computed by using the closing price of the Corporation’s common stock as quoted by NASDAQ on December 31, 2016, which was $20.90 and reflects earn-out of the maximum number of shares.

(3)	Represents time vesting Restricted Stock grants. The grant date fair value for the September 16, 2016 award was $18.24. The restrictions on these shares will lapse pro-rata over three years after the grant date (33.33% per year).

(4)	Represents the target and maximum payout shares of the grants of the PARS that each Named Executive Officers could earn under the Corporation’s Equity Plan. The grant date fair value for the January 22, 2016 award was $14.75. The number of shares ultimately issued, which could be greater than the target, will be based on achieving specific performance conditions. Please refer to “Compensation Discussion and Analysis — Compensation Components — Components of Equity-Based Incentive Awards” for a discussion of how the number of shares ultimately issued will be determined.

(5)	Represents time vesting Restricted Stock grants. The grant date fair value for the January 22, 2016 award was $14.75. The restrictions on these shares will lapse pro-rata over four years after the grant date (25% per year).

Outstanding Equity Awards at Fiscal Year-End 2016

The following table summarizes the equity awards we have made to our Named Executive Officers which are outstanding as of December 31, 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Jeffrey A. Hilzinger	—	—	—	—	—	20,590	[1]	$430,331	—		—
	—	—	—	—	—	—		—	60,000	[2]	$1,254,000
Edward J. Siciliano	—	—	—	—	—	1,173	[3]	$24,516	—		—
	—	—	—	—	—	—		$—	2,278	[4]	$47,610
	—	—	—	—	—	2,277	[5]	$47,589	—		—
	—	—	—	—	—	—		$—	6,678	[6]	$139,570
	—	—	—	—	—	5,009	[7]	$38,222	—		—
	—	—	—	—	—	7,832	[8]	$163,689	—		—
	—	—	—	—	—	—		$—	11,748	[9]	$245,533
	—	—	—	—	—	—		$—	18,000	[2]	$376,200
William T. Kamp	—	—	—	—	—	1,860	[10]	$38,874	—		—
	—	—	—	—	—	12,500	[11]	$261,250	—		—
	—	—	—	—	—	—		$—	2,480	[12]	$51,832
	—	—	—	—	—	5,829	[8]	$121,826	—		—
	—	—	—	—	—	—		$—	8,744	[9]	$182,750
	—	—	—	—	—	—		$—	12,000	[2]	$226,800
Edward R. Dietz	—	—	—	—	—	—		$—	350	[3]	$7,315
	—	—	—	—	—	—		$—	889	[4]	$18,580
	—	—	—	—	—	888	[5]	$18,559	—		—
	—	—	—	—	—	—		$—	3,255	[6]	$68,029
	—	—	—	—	—	2,441	[7]	$51,016	—		—
	—	—	—	—	—	3,817	[8]	$79,775	—		—
	—	—	—	—	—	—		$—	5,725	[9]	$119,653
	—	—	—	—	—	8,500	[13]	$177,650	—		—
	—	—	—	—	—	—		$—	6,000	[2]	$125,400
Louis E. Maslowe	—	—	—	—	—	—		$—	—		—

1.	Represents Restricted Stock grants (the grant date stock price was $18.24) that vest at the rate of 33.33% per year, with vesting dates at September 16, 2017, September 16, 2018 and September 16, 2019.

2.	Represents a September 16, 2016 grant of a performance stock unit award equal to a maximum number of stock units that potentially are convertible into shares of the Corporation’s common stock if the Corporation achieves certain performance goals established by the Compensation Committee (the “Performance Goals”) during a performance period from the first anniversary of the grant date to the third anniversary of the grant date (the “Performance Period”), and the Named Executive Officer remains continuously employed with the Corporation through the fourth anniversary of the grant date, subject to the terms and conditions set forth in the applicable performance stock unit award agreement (the “Performance Stock Unit Award Agreement”). The achievement of the Performance Goals, which will be determined and certified by Compensation Committee within 30 days after the end of the Performance Period, is based on the highest level of total shareholder return achieved during the Performance Period, assuming the reinvestment of dividends from the grant date to the applicable measurement date. One-sixth of the maximum shares are earned based on achievement of six unique performance goals set at absolute total shareholder returns of +25%, +50%, +75%, +100%, +125%, and 150% measured from an initial stock price of $14.84. The market value of the performance stock unit award is computed by using the closing price of the Corporation’s common stock as quoted by NASDAQ on December 31, 2016, which was $20.90 and reflects earn-out of the maximum number of shares.

3.	Represents Restricted Stock grants (the grant date stock price was $18.72) that vest at the rate of 25% per year, with vesting dates for the remaining 25% at February 27, 2017.

4.	Represents grant of PARS made on June 13, 2014 (the grant date stock price was $18.70). The restrictions on these shares shall lapse on February 14, 2021. Vesting may accelerate (and all restrictions shall lapse) up to one-third of the grant amount for each of the three years immediately following the grant date if the grantee achieves certain performance goals established annually for each of the first three years beginning with February 14, 2014. Additional grants may be made if the grantee exceeds his/her performance goals. The PARS award is reported at target outcome and the market value of outstanding PARS is computed by using the closing price of the Corporation’s common stock as quoted by NASDAQ on December 31, 2016, which was $20.90.

5.	Represents Restricted Stock grants (the grant date stock price was $18.70) that vest at the rate of 25% per year, with vesting dates for the remaining 50% at February 14, 2017 and February 14, 2018.

6.	Represents grant of PARS made on February 9, 2015 (the grant date stock price was $16.94). The restrictions on these shares shall lapse on February 9, 2022. Vesting may accelerate (and all restrictions shall lapse) up to one-third of the grant amount for each of the three years immediately following the grant date if the grantee achieves certain performance goals established annually for each of the first three years beginning with February 9, 2015. Additional grants may be made if the grantee exceeds his/her performance goals. The PARS award is reported at target outcome and the market value of outstanding PARS is computed by using the closing price of the Corporation’s common stock as quoted by NASDAQ on December 31, 2016, which was $20.90.

7.	Represents Restricted Stock grants (the grant date stock price was $16.94) that vest at the rate of 25% per year, with vesting dates for the remaining 75% at February 9, 2017, February 9, 2018 and February 9, 2019.

8.	Represents Restricted Stock grants (the grant date stock price was $14.75) that vest at the rate of 25% per year, with vesting dates at January 22, 2017, January 22, 2018, January 22, 2019 and January 22, 2020.

9.

Represents grant of PARS made on January 22, 2016 (the grant date stock price was $14.75). The restrictions on these shares shall lapse on January 22, 2023. Vesting may accelerate (and all restrictions shall lapse) up to one-third of the grant amount for each of the three years immediately following the grant date if the grantee achieves certain performance goals established annually for each of the first three years beginning with January 22, 2017. Additional grants may be made if the grantee exceeds his/her performance goals. The PARS award is reported at target outcome and the market value of outstanding PARS is computed by using the closing price of the Corporation’s common stock as quoted by NASDAQ on December 31, 2016, which was $20.90.

10.	Represents Restricted Stock grants (the grant date stock price was $14.52) that vest at the rate of 25% per year, with vesting dates for the remaining 75% at August 10, 2017, August 10, 2018 and August 10, 2019.

11.	Represents restricted stock grant of three-year cliff vest shares made on August 10, 2015 (the grant date stock price was $14.52). The restrictions on these shares shall lapse on August 10, 2018.

12.	Represents grant of PARS made on August 10, 2015 (the grant date stock price was $14.52). The restrictions on these shares shall lapse on August 10, 2022. Vesting may accelerate (and all restrictions shall lapse) up to one-third of the grant amount for each of the three years immediately following the grant date if the grantee achieves certain performance goals established annually for each of the first three years. Additional grants may be made if the grantee exceeds his/her performance goals. The PARS award is reported at target outcome and the market value of outstanding PARS is computed by using the closing price of the Corporation’s common stock as quoted by NASDAQ on December 31, 2016, which was $20.90.

13.	Represents restricted stock grant of three-year cliff vest shares made on June 13, 2014 (the grant date stock price was $18.70). The restrictions on these shares lapsed on January 3, 2017.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)(1)
Jeffrey A. Hilzinger	—	—	—	—
Edward J. Siciliano	—	—	12,697	$182,953
Edward R. Dietz	—	—	5,726	$82,641
William T. Kamp	—	—	1,858	$29,330
Louis E. Maslowe	—	—	—	—

(1)	Value is based on the closing price of a share of the Corporation’s common stock as quoted on the vesting date.

Securities Authorized for Issuance under Equity Compensation Plans

The following table discloses, as of December 31, 2016, the number of outstanding options and other rights granted by the Corporation to participants in equity compensation plans, as well as the number of securities remaining available for future issuance under these plans. The table provides this information separately for equity compensation plans that have and have not been approved by shareholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Other Rights	Weighted Average Exercise Price of Outstanding Options and Other Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)
	(a)	(b)	(c)
Equity Compensation Plans Approved by Shareholders
2014 Equity Compensation Plan	None	n/a	637,687
2003 Equity Compensation Plan, as amended	41,640	$12.37	0	*
2012 Employee Stock Purchase Plan	None	n/a	70,315
Equity Compensation Plans Not Approved by Shareholders	None	n/a	None

Totals	41,640	$12.37	708,002

* The 2003 Equity Plan terminated by its terms on October 11, 2013 and no further grants can be made under the 2003 Equity Plan as a result of its termination.

Potential Payments upon Termination of Employment or Change in Control

The following tables for Messrs. Hilzinger, Siciliano, Kamp and Dietz were calculated as per the applicable provisions of the Severance Pay Plan for Senior Management discussed previously.

In addition to the benefits designated under the Severance Pay Plan for Senior Management, Messrs. Hilzinger, Siciliano, Kamp and Dietz are also entitled to benefits pursuant to the terms of the 2003 Equity Plan (the “2003 Equity Plan”) and the 2014 Equity Compensation Plan (the “2014 Equity Plan”), as applicable.

Upon a change of control (as defined in the 2003 Equity Plan), all the restrictions and conditions on all outstanding restricted stock awards granted under the 2003 Equity Plan shall immediately lapse.

In 2013, the 2003 Equity Plan expired and a new plan, the 2014 Equity Plan, was adopted. Pursuant to the terms of the 2014 Equity Plan, upon a change of control (as defined in the 2014 Equity Plan) and a termination of employment following a change of control all the restrictions and conditions on all outstanding restricted stock awards granted under the 2014 Equity Plan shall immediately lapse.

The calculations below assume a December 31, 2016 termination date or change of control date, as applicable, and the aforementioned provisions of the 2003 Equity Plan and the 2014 Equity Plan determined the total value of the unvested shares of Mr. Hilzinger, Mr. Siciliano, Mr. Kamp and Mr. Dietz.

Jeffrey A. Hilzinger

Benefit Type	Termination without Cause or for Good Reason	Change in Control with Termination		Change in Control without Termination
Cash Severance Payments	$1,485,000	$1,305,000		$—
Benefits Continuation	$14,990	$14,990		$—
Restricted Stock	$—	$1,684,331	*	$—

Total of Payments	$1,499,990	$3,004,321		$—

Edward J. Siciliano

Benefit Type	Termination without Cause or for Good Reason	Change in Control with Termination		Change in Control without Termination
Cash Severance Payments	$940,500	$862,125		$—
Benefits Continuation	$20,745	$20,745		$—
Restricted Stock	$—	$1,149,396	*	$24,516

Total of Payments	$961,245	$2,032,266		$24,516

W. Taylor Kamp

Benefit Type	Termination without Cause or for Good Reason	Change in Control with Termination		Change in Control without Termination
Cash Severance Payments	$540,000	$690,000		$—
Benefits Continuation	$20,745	$20,745		$—
Restricted Stock	$—	$907,332	*	$—

Total Present Value of Payments	$560,745	$1,618,077		$—

Edward R. Dietz

Benefit Type	Termination without Cause or for Good Reason	Change in Control with Termination		Change in Control without Termination
Cash Severance Payments	$687,500	$687,500		$—
Benefits Continuation	$20,745	$20,745		$—
Restricted Stock	$—	$665,979	*	$7,315

Total Present Value of Payments	$707,358	$1,374,224		$7,315

* The acceleration of vesting of the restricted stock granted under the 2014 Equity Plan is based on two events —a change of control and the termination of employment of Messrs. Hilzinger, Siciliano, Kamp and Dietz with the Corporation within a certain period of time after the change of control. The restricted stock benefit amounts are computed by multiplying the number of restricted shares as to which vesting will be accelerated by the $20.90 per share closing price of our common stock on December 31, 2016.

Directors’ Compensation

The non-employee independent members of the Board of Directors receive $50,000 (payable in quarterly installments) for their service on the Board of Directors. In addition, they receive annual grants under the Corporation’s 2014 Equity Compensation Plan, of restricted stock yielding a present value of $50,000 at the stock award grant date. The annual restricted Stock Awards vest at the earlier of (a) seven years from the grant date and (b) six months following the non-employee independent director’s termination of Board service.

The chairman of the Audit and Risk Committee receives $21,000 per year; the chairman of the Compensation Committee receives $14,000 per year; and the chairman of the Nominating and Governance Committee receives $10,000 per year. These fees are paid in quarterly installments.

Audit and Risk Committee members’ fees equal $9,000 per year; Compensation Committee members’ fees are $6,500 per year; and Nominating and Governance Committee members’ fees total $4,000.

In addition to the compensation described above, the non-employee Chairman of the Board of the Corporation receives and additional $50,000 annual retainer (payable in quarterly installments).

In conjunction with the 2016 engagement of Frederic W. Cook & Co., Inc. to evaluate the Corporation’s executive officer compensation programs, the Compensation Committee also requested that Frederic W. Cook & Co., Inc. conduct a comprehensive evaluation of the compensation programs for non-employee independent members of the Board of Directors. In late 2016, after performing its comprehensive evaluation, Frederic W. Cook & Co., Inc. provided the Compensation Committee with the results of the evaluation, and beginning in 2017, the compensation program for non-employee independent members of the Board of Directors will reflect the results of Frederic W. Cook & Co., Inc.’s evaluation and corresponding recommendations.

The following table sets forth compensation from the Corporation for the non-employee independent members of the Board of Directors in 2016. The table does not include reimbursement of travel expenses related to attending Board, Committee and Corporation business meetings.

Director Compensation Table

Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Total ($)
Lawrence J. DeAngelo	$104,000	$49,999	—	$153,999
John J. Calamari	$67,000	$49,999	—	$116,999
Scott Heimes	$50,000	$49,999	—	$99,999
Matthew J. Sullivan	$63,500	$49,999	—	$113,499
J. Christopher Teets	$61,500	$49,999	—	$111,499
James W. Wert	$67,000	$49,999	—	$116,999

(1)	Represents the grant date fair value of stock awards granted to the Directors of the Corporation in 2016 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company’s 2016 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts. The fair value of the awards are based on the effective date of each Director’s respective agreement with the Corporation.

Security Ownership of Directors Table

Name	Number of Shares of Common Stock Owned(#)	Number of Shares of Common Stock that have not yet Vested(#)	Number of Shares of Common Stock Relating to Unexercised Stock Options (#)	Total Number of Shares Beneficially Owned (#)
John J. Calamari	19,984	18,480		38,464
Lawrence J. DeAngelo	54,965	18,480		73,445
Scott Heimes	0	5,927		5,927
Matthew J. Sullivan(1)	18,036	18,480		475,981
J. Christopher Teets(2,3)	0	18,480	5,000	23,480
James W. Wert(3)	54,258	18,480	2,041	74,779

(1)	Includes 439,465 reported shares owned by Peachtree CIP, L.P., whose general partner is Peachtree Equity Management, LLC (the “General Partner”). Mr. Sullivan is the Managing Director of the General Partner and could be deemed to be an indirect holder of the shares. Mr. Sullivan disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(2)	The information for Mr. Teets does not include shares beneficially owned by Red Mountain Capital Partners LLC (“Red Mountain”), as described previously. Mr. Teets, a Partner of Red Mountain, disclaims beneficial ownership of the shares of the Corporation beneficially owned by Red Mountain.

(3)	The options for Mr. Teets and Mr. Wert to purchase shares that are currently exercisable or will become exercisable within 60 days following March 1, 2017.

Proposal 3:

Advisory Vote on the Frequency of the Vote on Executive Compensation

The following proposal gives the Corporation’s shareholders the opportunity to vote, on an advisory basis, on the frequency with which the Corporation includes in its proxy statement an advisory vote, similar to Proposal 2 herein, regarding the compensation of the Corporation’s named executive officers. By voting on this proposal, shareholders may indicate whether they prefer that the Corporation seek such an advisory vote every one, two or three years or they may abstain. Pursuant to Section 14A of the Exchange Act, the Corporation is required to hold an advisory shareholder vote at least once every six years to determine the frequency of the advisory shareholder vote on executive compensation.

At the Corporation’s 2011 Annual Meeting of Shareholders, the frequency of “EVERY YEAR” receive the vote of a majority of the votes cast at the meeting, present in person or by proxy, by shareholders entitled to vote thereon, and the Board of Directors adopted “EVERY YEAR” as the frequency for the “say-on-pay” vote.

After careful consideration of this proposal, the Board of Directors determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Corporation and therefore recommends a vote for an annual advisory vote. While the Corporation’s executive compensation program is designed to promote a long-term connection between pay and performance and to provide incentives for performance over a multi-year period, the Board currently believes that holding an annual advisory vote on executive compensation will provide the Corporation with more direct and immediate feedback on the compensation paid to our named executive officers. The Compensation Committee, which administers our executive compensation program, values the opinions expressed by shareholders in these votes. An annual vote gives shareholders the opportunity to react promptly to emerging trends in compensation and gives the Board and the Compensation Committee the opportunity to evaluate individual compensation decisions each year in light of the ongoing feedback from shareholders. The Board believes that an annual advisory vote would enable our shareholders to provide the Corporation with input regarding the compensation of our named executive officers on a timely basis.

You may cast your vote on your preferred voting frequency by selecting the option of holding an advisory vote on executive compensation “EVERY YEAR,” as recommended by the Board of Directors, “EVERY THREE YEARS” or “EVERY TWO YEARS,” or you may “ABSTAIN.” Your vote is not intended to approve or disapprove the recommendation of the Board of Directors. Rather, the Corporation will consider the shareholders to have expressed a preference for the option that receives the most votes.

While the Corporation intends to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on the Corporation, the Board of Directors or the Compensation Committee. The Board and Compensation Committee value the opinions of all of our shareholders and will consider the outcome of this vote when making future decisions on the frequency with which we will hold an advisory vote on executive compensation.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends that an advisory vote to approve the compensation of the Corporation’s named executive officers be held “EVERY YEAR.”

Proposal 4:

Ratification of Independent Registered Public Accounting Firm

The Audit and Risk Committee of the Board of Directors of the Corporation has appointed Deloitte & Touche LLP (“Deloitte”) as the Corporation’s independent registered public accounting firm (its “independent auditor”) to perform the audit of the consolidated financial statements and internal control over financial reporting of the Corporation and its subsidiaries for the fiscal year ending December 31, 2017. Deloitte has served as the Corporation’s independent auditor since June 24, 2005, and the Corporation’s shareholders are being asked to ratify the Corporation’s designation of Deloitte as its independent auditor the fiscal year ending December 31, 2017. The Board of Directors unanimously recommends ratification of the Corporation’s designation of Deloitte as its independent auditor.

The Corporation’s Review of Deloitte’s Independence

The Audit and Risk Committee annually reviews Deloitte’s independence and performance in deciding whether to retain Deloitte or engage a different independent auditor. In the course of these reviews, the committee considers, among other factors:

•	Deloitte’s historical and recent performance on the Corporation’s audit;

•	The quality and candor of Deloitte’s communications with the Audit and Risk Committee and management;

•	Deloitte’s capability and expertise in handling the breadth and complexity of the Corporation’s operations;

•	an analysis of Deloitte’s known legal risks and any significant legal or regulatory proceedings in which it is involved;

•	external data on audit quality and performance, including recent Public Company Accounting Oversight Board reports on Deloitte and its peer firms;

•	the appropriateness of Deloitte’s fees for audit and non-audit services, on both an absolute basis and as compared to its peer firms;

•	Deloitte’s independence; and

•	Deloitte’s tenure as the Corporation’s independent auditor, including the benefits of having a long-tenured auditor and controls and processes that help ensure Deloitte’s independence.

Based on this evaluation, the Audit and Risk Committee believes that Deloitte is independent and that it is in the best interests of the Corporation and its shareholders to retain Deloitte as its independent auditor for 2017.

The Audit and Risk Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other permissible non-audit services. The pre-approval authority details the particular service or category of service that the independent auditors will perform. The Audit and Risk Committee’s policy also requires management to inform the Audit and Risk Committee throughout the year when the actual fees charged by the independent auditors for service are not consistent with the estimated fees for service.

During the year, circumstances may arise when it may be necessary to engage the independent auditors for additional services not contemplated in the original pre-approval authority. In those instances, the Audit and Risk Committee approves the services before we engage the independent auditors.

During 2016, the Audit and Risk Committee pre-approved all audit and non-audit services provided by the independent auditors.

Vote Required

Although shareholder approval of this appointment is not required by law, the Bylaws or otherwise, or binding on the Corporation, the Corporation believes that its shareholders should be given the opportunity to express their views on the Corporation’s external financial accounting and therefore is submitting this matter to shareholder vote as a matter of good corporate practice. If the shareholders do not ratify the appointment of Deloitte as the Corporation’s independent, the Audit and Risk Committee will consider this vote in determining whether to continue the engagement of Deloitte as its independent auditor. Even if the designation is ratified, the Audit and Risk Committee may designate a different independent auditor at any time during the year if it determines that this would be in the best interests of the Corporation and/or its shareholders.

Approval of this proposal will require the affirmative vote of a majority of the Corporation’s common shares represented in person or by proxy at the Annual Meeting.

If you are a shareholder of record and return a signed and dated proxy card without marking any voting selections with respect to this proposal, or if you are a beneficial owner of shares held in street name and return a signed and dated voting instruction card without marking any voting selection with respect to this proposal, your shares will be considered as present and entitled to vote for the purpose of determining whether a quorum is present at the meeting, and your shares will be voted “FOR” Proposal 4.

A representative from Deloitte will be present at the meeting with an opportunity to make a statement and to respond with appropriate questions if the representative desires to do so.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors unanimously recommends that our shareholders vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

Report of the Audit and Risk Committee

Management is responsible for the Corporation’s internal financial controls and the financial reporting process. The Corporation’s outside independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Corporation’s consolidated financial statements and to express an opinion as to whether those financial statements fairly present in all material respects the financial position, results of operations and cash flows of the Corporation, in conformity with generally accepted accounting principles in the United States (“GAAP”). The Audit and Risk Committee’s responsibility is to monitor and oversee these processes. In addition, the Audit and Risk Committee meets at least quarterly with our management and outside independent registered public accountants to discuss our financial statements and earnings press releases prior to any public release or filing of the information.

The Audit and Risk Committee has reviewed and discussed the audited financial statements of the Corporation for the year ended December 31, 2016, with the Corporation’s management. The Audit and Risk Committee has discussed with the outside independent registered public accountants the matters required to be discussed by the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

The outside independent registered public accounting firm provided to the Audit and Risk Committee the written disclosure required by the PCAOB. The Audit and Risk Committee discussed with the outside independent registered public accountants their independence and considered whether the non-audit services provided by the outside independent registered public accountants are compatible with maintaining their independence.

Based on the Audit and Risk Committee’s review and discussions noted above, the Audit and Risk Committee recommended to the Board that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

This report is submitted by the members of the Audit and Risk Committee of the Board of Directors:

John J. Calamari (Chairman)

Matthew J. Sullivan

J. Christopher Teets

James W. Wert

Independent Registered Public Accounting Firm

The following sets forth the fees paid to Deloitte & Touche LLP, the Corporation’s independent registered public accounting firm, for the last two fiscal years:

	2016	2015
Audit Fees	$1,089,703	$1,113,712
Audit-Related Fees	$0	$0
Tax Fees	$9,032	$8,857
All Other Fees	$0	$0

Total	$1,098,735	$1,122,569

Audit Fees.    Consists of fees related to the performance of the audit or review of the Corporation’s financial statements and internal control over financial reporting, including services in connection with assisting the Corporation in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations.

Tax Fees.    Consists of assistance rendered in preparation of proxy disclosures.

The Audit and Risk Committee has the sole authority to consider and approve in advance any audit, audit-related and tax work to be performed for the Corporation by its independent registered public accountants.

Certain Related Person Transactions

Under the Corporation’s Code of Ethics and Business Conduct, the Audit and Risk Committee must review and approve transactions with “related persons” (directors, director nominees and executive officers or their immediate family members, or shareholders owning 5% or greater of the Corporation’s outstanding common stock) in which the amount exceeds $120,000 and in which the related person has a direct or indirect material interest. Under this policy, full written disclosure must be submitted in writing to the Corporation’s General Counsel, who will submit it to the Audit and Risk Committee for review. The transaction must receive Audit and Risk Committee approval prior to the consummation of the transaction.

On March 26, 2007, the Corporation announced that it had received correspondence from the Federal Deposit Insurance Company (“FDIC”) approving the application for federal deposit insurance for its wholly-owned subsidiary, Marlin Business Bank, an industrial bank chartered by the State of Utah (the “Bank”), subject to certain conditions set forth in the order issued by the FDIC, dated as of March 20, 2007 (the “Order”). The Order provided that the approval of the Corporation’s Bank application was conditioned on Peachtree Equity Investment Management, Inc. (“Peachtree”) and WCI (Private Equity) LLC (“WCI”), whose sole manager is Peachtree, executing a passivity agreement with the FDIC to eliminate Peachtree’s and WCI’s ability to control the Bank. As a result, Peachtree, WCI and the FDIC entered into a Passivity Agreement, dated as of June 18, 2007 (the “Passivity Agreement”), which would be deemed effective on the date of issuance from the FDIC of the federal deposit insurance for the Bank. In connection with the execution of the Passivity Agreement, the Corporation entered into a Letter Agreement, dated as of June 18, 2007, by and among the Corporation, Peachtree and WCI (the “Letter Agreement”), which is also deemed effective on the date of issuance from the FDIC of the federal deposit insurance for the Bank. On March 11, 2008, the Corporation received approval from the FDIC for federal deposit insurance for the Bank, and approved the Bank to commence operations effective March 12, 2008. As a result of the approval, the Corporation became subject to the terms, conditions and obligations of the Letter Agreement. Under the terms of the Letter Agreement, the Corporation agreed to create one vacancy on the Corporation’s Board of Directors by increasing the size of the Board. The Corporation also agreed to take all necessary action to appoint one individual proposed by Peachtree and WCI as a member of the Board to serve as a director until the expiration of the term at the 2008 Annual Meeting of Shareholders. On

April 17, 2008, Matthew J. Sullivan was appointed to the Board under the terms of the Letter Agreement, and Mr. Sullivan has continued to serve as a Board member under the provisions of the Letter Agreement that requires the Corporation to include an individual proposed by Peachtree and WCI on the Board’s slate of nominees for election as a director of the Corporation and to use its best efforts to cause the election of such individual so long as Peachtree and WCI are subject to the terms and conditions of the Passivity Agreement.

Section 16(a) Reporting Compliance

Section 16(a) of the Exchange Act requires the Corporation’s directors, executive officers and shareholders who beneficially own more than 10% of the Corporation’s outstanding equity stock to file initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Corporation with the SEC. Based on a review of copies of the reports we received and on the statements of the reporting persons, to the best of the Corporation’s knowledge, all required reports in 2016 were filed on time except as follows: August 15, 2016, a Form 4 was filed for William Taylor Kamp Jr. to report a transaction due to the delivery of shares to pay the tax liability associated with vesting of shares of restricted stock on August 10, 2016.

Shareholder Proposals & Nomination of Directors

In order to be considered for inclusion in the Corporation’s proxy statement for the annual meeting of shareholders to be held in 2018, all shareholder proposals must be submitted to the Corporate Secretary at the Corporation’s office, 300 Fellowship Road, Mount Laurel, New Jersey, 08054 on or before December 16, 2017. We suggest that you send any such proposals by certified mail. The Board has the right to review shareholder proposals to determine if they meet the SEC requirements for being included in the proxy statement.

As mentioned previously, in October 2016 the Bylaws were amended to implement proxy access. An Eligible Shareholder, or a group of up to 20 shareholders, must submit a nomination as per the below timing. Director nominations and shareholder proposals not included in proxy mailings may be submitted for the 2018 Annual Meeting if they meet the requirements set forth in the Bylaws. A Shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (i) in the case of an annual meeting, not less than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (ii) in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. If the 2018 Annual Meeting is held on the 16th day of May and the Corporation provides notice or prior public disclosure of the date of the meeting more than 90 days prior to the meeting date, the deadline for submission of a proposal or nomination of a Director for the 2018 Annual Meeting would be between February 15, 2018 and Mary 11, 2018. The Corporation reserves the right to vote all proxies as it determines in its discretion on any shareholder proposals or nominations, pursuant to authority provided on the proxy card. Also, see the Corporation’s Director Nominations policy described above under “Governance of the Corporation.” We suggest that you send any such proposals by certified mail. The Board has the right to review nominations to determine if they meet the requirements set forth in the Bylaws for being included in the proxy statement.

Additional Information

Any shareholder may obtain a copy of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016, including the financial statements and related schedules and exhibits, required to be filed with the SEC, without charge, by submitting a written request to the Corporate Secretary, Marlin Business Services Corp., 300 Fellowship Road, Mount Laurel, New Jersey, 08054. You may also view these documents on the investor relations page of the Corporation’s website at www.marlinfinance.com.

Other Matters

The Board of Directors knows of no matters other than those discussed in this Proxy Statement that will be presented at the Annual Meeting. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of Board of Directors.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ EDWARD R. DIETZ
Edward R. Dietz
Secretary

Mount Laurel, New Jersey

April 17, 2017

MARLIN BUSINESS SERVICES CORP.
300 FELLOWSHIP ROAD
MOUNT LAUREL, NJ 08054
Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1
1 OF 2
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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
NAME
THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K
CONTROL # 0000000000000000
SHARES 123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
For
Withhold
For All
All
All
Except
The Board of Directors recommends you vote FOR the following:
02 0000000000
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors
Nominees
01 John J. Calamari
02 Lawrence J. DeAngelo
03 Scott Heimes
04 Jeffrey A. Hilzinger
05 Matthew J. Sullivan
06 J. Christopher Teets
07 James W. Wert
The Board of Directors recommends you vote FOR the following proposal:
For
Against
2.
To hold an advisory vote on the compensation of the Corporation’s named executive officers, as described in the Proxy Statement under Executive Compensation.
For
Against
Abstain
5.
To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The Board of Directors recommends you vote 1 YEAR on the following proposal:
1 year
2 years
3 years
Abstain
3.
To hold an advisory vote on the frequency of future advisory votes regarding the compensation of the Corporations named executive officers.
The Board of Directors recommends you vote FOR proposals 4 and 5:
For
Against
Abstain
4.
To ratify the appointment of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1
Signature [PLEASE SIGN WITHIN BOX] Date
SHARES CUSIP #
JOB #
SEQUENCE #
Signature (Joint Owners)
Date
0000332520_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, 10K and Proxy Statement are available at www.proxyvote.com
PROXY
MARLIN BUSINESS SERVICES CORP.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
MARLIN BUSINESS SERVICES CORP.
I/We hereby appoint Edward R. Dietz, Jr. as proxyholder for me/us, and hereby authorize him to represent me/us at the 2017 Annual Meeting of Shareholders of Marlin Business Services Corp. to be held at the Westin Mount Laurel, 555 Fellowship Road, Mount Laurel, New Jersey, 08054, on May 18, 2017, at 9:00 a.m., and at any adjournment thereof, and at this meeting and any adjournment, to vote, as designated below, the same number of shares as I/we would be entitled to vote if then personally present.
THIS PROXY, WHEN PROPERLY SIGNED BY YOU, WILL BE VOTED IN THE MANNER YOU DIRECT ON THIS CARD. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, FOR PROPOSAL II, AND IN THE DISCRETION OF THE PROXYHOLDER NAMED IN THIS PROXY UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT.
THIS PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.
Continued and to be signed on reverse side
0000332520_2 R1.0.1.15